Exhibit 10.80
FOURTH AMENDED AND RESTATED
REVOLVING CREDIT, TERM LOAN AND SECURITY AGREEMENT
     THIS FOURTH AMENDED AND RESTATED REVOLVING CREDIT, TERM LOAN AND SECURITY AGREEMENT (the “Agreement”) dated as of April 30, 2009, is entered into among UNITED STATES PHARMACEUTICAL GROUP, L.L.C. d/b/a NATIONSHEALTH, a Delaware limited liability company (“USPG”), NATIONSHEALTH HOLDINGS, L.L.C., a Florida limited liability company (“NHH”), NATIONSHEALTH, INC., a Delaware corporation (“NationsHealth”), DIABETES CARE & EDUCATION, INC., a South Carolina corporation (“DCE”), and NATIONAL PHARMACEUTICALS AND MEDICAL PRODUCTS (USA), LLC, a Florida limited liability company (“National Pharmaceuticals” and sometimes individually, collectively and jointly and severally with USPG, NHH, NationsHealth and DCE, “Borrower”) and CAPITALSOURCE FINANCE LLC, a Delaware limited liability company, in its capacity as agent for Lender (as herein defined) (in such capacity, the “Agent”).
     WHEREAS, pursuant to a certain Revolving Credit and Security Agreement dated as of April 30, 2004 by and among USPG, NHH and CapitalSource Finance LLC (together with its successors and assigns, “Lender”) (the “Original Credit Agreement”), Lender made available to USPG and NHH a revolving credit facility (the “Revolving Facility”) in a maximum principal amount at any time outstanding of up to Ten Million Dollars ($10,000,000) (the “Facility Cap”); and
     WHEREAS, USPG, NHH and Lender amended and restated the Original Credit Agreement pursuant to a certain Amended and Restated Revolving Credit and Security Agreement by and among USPG, NHH and Lender dated as of June 29, 2004 (the “First Restated Credit Agreement”) and a certain Second Amended and Restated Revolving Credit and Security Agreement by and among USPG, NHH and Lender dated March 21, 2006 (the “Second Restated Credit Agreement”); and
     WHEREAS, USPG, NHH, NationsHealth and Lender amended and restated the Second Restated Credit Agreement to continue the Revolving Facility and to make available to Borrower a multi-draw term loan (the “Term Loan”) in a maximum principal amount of Seven Million Dollars ($7,000,000) pursuant to a certain Third Amended and Restated Revolving Credit, Term Loan and Security Agreement by and among USPG, NHH, NationsHealth and Lender dated as of April 11, 2007 (as amended and in effect from time to time, the “Third Restated Credit Agreement”); and
     WHEREAS, DCE was joined as a party to and as borrower under the Third Restated Credit Agreement pursuant to a certain Joinder Agreement and Second Amendment to Third Amended and Restated Revolving Credit, Term Loan and Security Agreement by and among USPG, NHH, NationsHealth, DCE and Lender dated September 4, 2007; and
     WHEREAS, National Pharmaceuticals was joined as a party to and borrower under the Third Restated Credit Agreement pursuant to a certain Consent, Waiver, Joinder and Eighth Amendment to Third Amended and Restated Revolving Credit, Term Loan and Security Agreement by and among USPG, NHH, NationsHealth, DCE, National Pharmaceuticals and Lender dated April 30, 2009; and

     WHEREAS, Lender designated Agent as its agent for taking certain actions on its behalf pursuant to Section 12.12 of the Third Restated Credit Agreement; and
     WHEREAS, Borrower has requested that Lender amend and restate the Third Restated Credit Agreement to continue the Revolving Facility and the Term Loan in connection with (A) the consummation of the transactions contemplated by that certain Agreement and Plan of Merger dated as of April 30, 2009 by and among ComVest NationsHealth Holdings, LLC (“ComVest”), NationsHealth Acquisition Corporation (“NAC”) and NationsHealth (the “Merger Agreement”) or (B), in the event of the termination of the Merger Agreement and the failure of Borrower to repay the Bridge Loan (as defined herein), the consummation of the Voluntary Series A Conversion (as defined herein); and
     WHEREAS, Agent on behalf of Lender is willing to amend and restate the terms and conditions of the Third Restated Credit Agreement to continue the Revolving Facility and the Term Loan at the Closing Date upon the terms and subject to the conditions set forth herein;
     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which hereby are acknowledged, Borrower and Agent on behalf of Lender hereby agree that the Third Restated Credit Agreement shall be amended and restated at the Closing Date as follows:
I. DEFINITIONS
     1.1 General Terms
     For purposes of this Agreement, in addition to the definitions above and elsewhere in this Agreement, the terms listed in Appendix A, Annex I.A. and Annex I.B. hereto shall have the meanings given such terms in Appendix A, Annex I.A. and Annex I.B., which are incorporated herein and made a part hereof. All capitalized terms used which are not specifically defined herein shall have meanings provided in Article 9 of the UCC in effect on the date hereof to the extent the same are used or defined therein. Unless otherwise specified herein or in Appendix A, Annex I.A. or Annex I.B., any agreement, contract or instrument referred to herein or in Appendix A, Annex I.A. or Annex I.B., shall mean such agreement, contract or instrument as modified, amended, restated or supplemented from time to time. Unless otherwise specified, as used in the Loan Documents or in any certificate, report, instrument or other document made or delivered pursuant to any of the Loan Documents, all accounting terms not defined in Appendix A, Annex I.A., Annex I.B. or elsewhere in this Agreement shall have the meanings given to such terms in and shall be interpreted in accordance with GAAP.
II. ADVANCES, PAYMENT AND INTEREST
     2.1 The Revolving Facility
     (a) Subject to the provisions of this Agreement, Lender shall continue the Existing Advances and make Advances to Borrower under the Revolving Facility from time to time during the Term, provided that, notwithstanding any other provision of this Agreement, the aggregate amount of all Advances at any one time outstanding under the Revolving Facility shall not exceed the lesser of (a) the Facility Cap, or (b) the Availability. The Revolving Facility is a revolving credit facility, which may be drawn, repaid and redrawn, from time to time as permitted under this Agreement. Any determination as to whether there is Availability for Advances shall be made by Lender in its sole discretion and, absent demonstrable error, is final and binding upon Borrower. Unless otherwise permitted by Lender, each Advance shall be in an amount of at least $1,000. Subject to the provisions of this Agreement, Borrower may request Advances under the Revolving Facility up to and including the value, in U.S. Dollars, of the sum of:

(i)	Eighty-Five percent (85%) of the Borrowing Base for Eligible Billed Receivables;

(ii)	Sixty percent (60%) of the Borrowing Base for Eligible Nondeductible Unbilled Receivables;

(iii)	Sixty percent (60%) of the Borrowing Base for Eligible Deductible Unbilled Receivables; and

(iv)	the Inventory Availability; provided, however, that the Inventory Availability shall at no time exceed the lesser of (i) twenty-five percent (25%) of the Availability or (ii) the Inventory Cap in effect from time to time;

(v)	minus, the Availability Reserve and, if applicable, any other amounts adjusted or reserved pursuant to this Agreement (such calculated amount being referred to herein as the “Availability").
Notwithstanding any provision of this Agreement or any definition contained in Appendix A attached hereto to the contrary, in no event shall any Accounts or Inventory of National Pharmaceuticals be included in the calculation of the Borrowing Base or the Availability under this Agreement. Advances under the Revolving Facility automatically shall be made for the payment of interest on the Advances and the Term Loan and other Obligations on the date when due to the extent available and as provided for herein. The proceeds of Advances under the Revolving Facility shall be used by Borrower (i) as a provider of health care services, (ii) as a wholesaler, retailer and provider of medical supplies and services, (iii) for the generation of receivables/inventory, (iv) for the refinancing of existing indebtedness, (v) for payments to Lender hereunder, and (vii) for any other lawful purpose permitted under this Agreement.
     (b) Lender has established the above-referenced advance rate for Availability and, in its sole credit judgment, may further adjust the Availability and such advance rates by applying percentages (known as “liquidity factors”) to Eligible Receivables by payor class based upon Borrower’s actual recent collection history for each such payor class (i.e., Medicare, Medicaid, commercial insurance, etc.) and to Eligible Inventory in a manner consistent with Lender’s underwriting practices and procedures, including without limitation Lender’s review and analysis of, among other things, Borrower’s historical returns, rebates, discounts, credits and allowances (collectively, the “Dilution Items”). Such liquidity factors and the advance rate for Availability may be adjusted by Lender throughout the Term as warranted by Lender’s underwriting practices and procedures in its sole credit judgment. Also, Lender shall have the right to establish from time to time, in its sole credit judgment, reserves against the Borrowing Base, which reserves shall have the effect of reducing the amounts otherwise eligible to be disbursed to Borrower under the Revolving Facility pursuant to this Agreement.
     2.2 Revolving Facility Maturity Date
     All amounts outstanding under the Revolving Facility and other Obligations relating to Advances shall be due and payable in full, if not earlier in accordance with this Agreement, on the earlier of (i) the occurrence and continuance of an Event of Default if required pursuant hereto or Lender’s demand upon the occurrence and continuance of an Event of Default, and (ii) the last day of the Term (such earlier date being the “Revolving Facility Maturity Date”). The Revolving Facility shall be subject to extension for up to one year at the option of Lender, in its sole and absolute discretion, upon written notice to Borrower at any time prior to the then applicable Revolving Facility Maturity Date.

     2.3 Revolving Facility Disbursements; Requirement to Deliver Borrowing Certificate
     So long as no Default or Event of Default shall have occurred and be continuing, Borrower may give Lender irrevocable written notice requesting an Advance under the Revolving Facility by delivering to Lender not later than 11:00 a.m. (Eastern Standard Time) at least one (1) but not more than four (4) Business Days before the proposed borrowing date of such requested Advance (the “Borrowing Date”), a completed Borrowing Certificate and relevant supporting documentation satisfactory to Lender, which shall (i) specify the proposed Borrowing Date of such Advance which shall be a Business Day, (ii) specify the principal amount of such requested Advance, (iii) certify the matters contained in Section 4.2, and (iv) specify the amount of any Medicare or Medicaid recoupments and/or recoupments of any third-party payor being sought, requested or claimed, or, to Borrower’s knowledge, threatened against Borrower or Borrower’s Affiliates. Each time a request for an Advance is made, and, in any event and regardless of whether an Advance is being requested, on Tuesday of each week during the Term (and so long as a Default or Event of Default exists, more frequently if Lender shall so request) until the Obligations are indefeasibly paid in cash in full and this Agreement is terminated, Borrower shall deliver to Lender a Borrowing Certificate accompanied by a separate detailed aging and categorizing of Borrower’s accounts receivable and accounts payable and such other supporting documentation with respect to the figures and information in the Borrowing Certificate as Lender shall reasonably request from a credit or security perspective or otherwise. On each Borrowing Date, Borrower irrevocably authorizes Lender to disburse the proceeds of the requested Advance to the appropriate Borrower’s account(s) as set forth on Schedule 2.4, in all cases for credit to the appropriate Borrower (or to such other account as to which the appropriate Borrower shall instruct Lender) via Federal funds wire transfer no later than 4:00 p.m. (Eastern Standard Time). Notwithstanding any provision of this Agreement to the contrary, if the average outstanding balance under the Revolving Facility during any calendar month is less than Two Million Five Hundred Thousand Dollars ($2,500,000) (the “Minimum Balance”), Borrower acknowledges and agrees that Lender shall be entitled to calculate interest and fees hereunder, including, without limitation, the calculations set forth in Sections 2.4, 3.1 and 3.5, as if the average outstanding balance for such calendar month was Two Million Five Hundred Thousand Dollars ($2,500,000). Notwithstanding the requirement of Borrower delivering a Borrowing Certificate in connection with each requested Advance, Borrower may give Lender irrevocable written notice requesting an Advance under the Revolving Facility in an amount necessary to make the total outstanding Advances at such time equal Two Million Five Hundred Thousand Dollars ($2,500,000), and so long as (i) no Default or Event of Default shall have occurred and be continuing, and (ii) Lender has a Borrowing Certificate that is not more than four (4) Business Days before the proposed borrowing date of such requested Advance, subject to Availability, Lender shall disburse the proceeds of such requested Advance.

     2.4 Revolving Facility Collections; Repayment; Borrowing Availability and Lockbox
     Each Borrower shall maintain one or more lockbox accounts (individually and collectively, the “Lockbox Account”) with one or more banks acceptable to Lender (each, a “Lockbox Bank”), and shall execute with each Lockbox Bank one or more agreements acceptable to Lender (individually and collectively, the “Lockbox Agreement”), and such other agreements related thereto as Lender may require. Each Borrower shall ensure that all collections of their respective Accounts and all other cash payments received by any Borrower, including CIGNA Receipts, are paid and delivered directly from Account Debtors and other Persons into the appropriate Lockbox Account. The Lockbox Agreements shall provide that the Lockbox Banks will transfer on the same Business Day all funds paid into the Lockbox Accounts into a depository account or accounts maintained by Lender or an Affiliate of Lender at such bank as Lender may communicate to Borrower and the applicable Lockbox Bank from time to time in accordance with the Lockbox Agreement (the “Concentration Account”), except, with respect only to Accounts payable by Medicaid/Medicare Account Debtors, as instructed by the applicable Borrower to whom such Accounts are payable as permitted pursuant to the applicable Lockbox Agreement. Notwithstanding and without limiting any other provision of any Loan Document, Lender shall apply, on a daily basis, all funds transferred into the Concentration Account pursuant to the Lockbox Agreement and this Section 2.4 in such order and manner as determined by Lender. To the extent that any Accounts are collected by any Borrower or any other cash payments received by any Borrower are not sent directly to the appropriate Lockbox Account but are received by any Borrower or any of their Affiliates, such collections and proceeds shall be held in trust for the benefit of Lender and immediately remitted (and in any event within two (2) Business Days), in the form received, to the appropriate Lockbox Account for immediate transfer to the Concentration Account. Borrower acknowledges and agrees that compliance with the terms of this Section 2.4 is an essential term of this Agreement, and that, in addition to and notwithstanding any other rights Lender may have hereunder, under any other Loan Document, under applicable law or at equity, upon each and every failure by any Borrower or any of their Affiliates to comply with any such terms Lender shall be entitled to assess a non-compliance fee which shall operate to increase the Applicable Rate by two percent (2.0%) per annum during any period of non-compliance, whether or not a Default or an Event of Default occurs or is declared, provided that nothing shall prevent Lender from considering any failure to comply with the terms of this Section 2.4 to be a Default or an Event of Default. All funds transferred to the Concentration Account for application to the Obligations under the Revolving Facility shall be applied to reduce the Obligations under the Revolving Facility, but, for purposes of calculating interest hereunder shall be subject to a five (5) Business Day clearance period. If as the result of collections of Accounts and/or any other cash payments received by any Borrower pursuant to this Section 2.4 a credit balance exists with respect to the Concentration Account, such credit balance shall not accrue interest in favor of a Borrower, but shall be available to Borrower upon Borrower’s written request. If applicable, at any time prior to the execution of all or any of the Lockbox Agreements and operation of all or any of the Lockbox Accounts, each Borrower and their Affiliates shall direct all collections or proceeds it receives on Accounts or from other Collateral to the accounts(s) and in the manner specified by Lender in its sole discretion.
     2.5 The Term Loan
     Borrower acknowledges and agrees that Lender extended the Term Loan to Borrower pursuant to the Third Restated Credit Agreement. Borrower acknowledges and agrees that the outstanding principal amount of the Term Loan as of April 30, 2009 is Three Million Forty Three Thousand Five Hundred Forty Six and 3/100 Dollars ($3,043,546.03). Lender hereby agrees to continue the Term Loan in accordance with the terms and conditions of this Agreement. Borrower acknowledges that it has no further right to request loans or advances under the Term Loan and that no portion of the Term Loan may be re-borrowed.

     2.6 Repayment of Term Loan; Maturity
     Payment of the outstanding principal balance of the Term Loan (in addition to the interest payments in Section 3.2) and all other amounts (other than interest) outstanding under the Term Loan shall be made as follows:
     (a) Commencing on the first day of the first calendar month following the Closing Date, and continuing on the first day of each calendar month thereafter, the then outstanding principal balance of the Term Loan shall be payable in consecutive monthly installments of $234,118.93 plus accrued and unpaid interest thereon, and, if not sooner paid, a final installment, together with accrued and unpaid interest thereon and all other amounts due and owing under this Agreement with respect to the Term Loan, shall be due and payable on April 30, 2010.
     (b) All Term Loan Obligations shall be due and payable in full, if not earlier in accordance with this Agreement, on the earlier of (i) the occurrence and continuance of an Event of Default if required pursuant hereto or Lender’s demand upon the occurrence and continuance of an Event of Default, (ii) a Revolver Termination and (iii) April 30, 2010, the earlier of the foregoing (i), (ii) or (iii) being the “Term Loan Maturity Date”.
     2.7 Promise to Pay; Manner of Payment
     Borrower absolutely and unconditionally promises to pay principal, interest and all other amounts payable hereunder, or under any other Loan Document, without any right of rescission and without any deduction whatsoever, including any deduction for any setoff, counterclaim or recoupment, and notwithstanding any damage to, defects in or destruction of the Collateral or any other event, including obsolescence of any property or improvements. All payments made by Borrower (other than payments automatically paid through Advances under the Revolving Facility as provided herein), shall be made only by wire transfer on the date when due, without offset or counterclaim, in U.S. Dollars, in immediately available funds to such account as may be indicated in writing by Lender to Borrower from time to time. Any such payment received after 2:00 p.m. (Eastern Standard Time) on the date when due shall be deemed received on the following Business Day. Whenever any payment hereunder shall be stated to be due or shall become due and payable on a day other than a Business Day, the due date thereof shall be extended to, and such payment shall be made on, the next succeeding Business Day, and such extension of time in such case shall be included in the computation of payment of any interest (at the interest rate then in effect during such extension) and/or fees, as the case may be.
     2.8 Repayment of Excess Advances
     Any balance of Advances under the Revolving Facility outstanding at any time in excess of the lesser of the Facility Cap or the Availability shall be immediately due and payable by Borrower without the necessity of any demand, at the Payment Office, whether or not a Default or Event of Default has occurred or is continuing and shall be paid in the manner specified in Section 2.7.
     2.9 Payments by Lender
     Should any amount required to be paid under any Loan Document be unpaid, such amount may be paid by Lender, which payment shall be deemed a request for an Advance under the Revolving Facility as of the date such payment is due, and Borrower irrevocably authorizes disbursement of any such funds to Lender by way of direct payment of the relevant amount, interest or Obligations. No payment or prepayment of any amount by Lender or any other Person shall entitle any Person to be subrogated to the rights of Lender under any Loan Document unless and until the Obligations have been fully performed and paid irrevocably in cash and this Agreement has been terminated. Any sums expended by Lender as a result of any Borrower’s or any Guarantor’s failure to pay, perform or comply with any Loan Document or any of the Obligations may be charged to Borrower’s account as an Advance under the Revolving Facility and added to the Obligations.

     2.10 Evidence of Loans
     (a) Lender shall maintain, in accordance with its usual practice, electronic or written records evidencing the Indebtedness and Obligations to Lender resulting from each Loan made by Lender from time to time, including without limitation, the amounts of principal and interest payable and paid to Lender from time to time under this Agreement.
     (b) The entries made in the electronic or written records maintained pursuant to subsection (a) of this Section 2.10 (the “Register”) shall be prima facie evidence, absent manifest error, of the existence and amounts of the Obligations and Indebtedness therein recorded; provided however, that the failure of Lender to maintain such records or any error therein shall not in any manner affect the joint and several obligations of Credit Parties to repay the Loans or Obligations in accordance with their terms.
     (c) Lender will account to Borrower monthly with a statement of Advances under the Revolving Facility, and any charges and payments made pursuant to this Agreement, and in the absence of manifest error, such accounting rendered by Lender shall be deemed final, binding and conclusive unless Lender is notified by Borrower in writing to the contrary within fifteen calendar days of Receipt of such accounting, which notice shall be deemed an objection only to items specifically objected to therein.
     (d) Borrower agrees that:
          (i) upon written notice by Lender to Borrower that a Note or other evidence of Indebtedness is requested by Lender to evidence the Loans and other Obligations owing or payable to, or to be made by, Lender, Borrower shall promptly (and in any event within three (3) Business Days of any such request) execute and deliver to Lender an appropriate Note or Notes in form and substance reasonably acceptable to Lender and Borrower;
          (ii) all references to Notes in the Loan Documents shall mean Notes, if any, to the extent issued (and not returned to Borrower for cancellation) hereunder, as the same may be amended, modified, divided, supplemented, extended or restated from time to time; and
          (iii) upon Lender’s written request, and in any event within three (3) Business Days of any such request, Borrower shall execute and deliver to Lender new Notes and divide the Notes in exchange for then existing Notes in such smaller amounts or denominations as Lender shall specify in its sole and absolute discretion; provided, that the aggregate principal amount of such new Notes shall not exceed the aggregate principal amount of the Notes outstanding at the time such request is made; and provided, further, that such Notes that are to be replaced shall then be deemed no longer outstanding hereunder and replaced by such new Notes and returned to Borrower within a reasonable period of time after Lender’s receipt of the replacement Notes.

     2.11 Grant of Security Interest; Collateral
     (a) To secure the payment and performance in full of the Obligations, each Borrower hereby grants to Lender a continuing security interest in and Lien upon, and pledges to Lender, all of its right, title and interest in and to the following (collectively and each individually, the “Collateral”), which security interest is intended to be a first priority security interest:
          (i) all of such Borrower’s tangible personal property, including without limitation all present and future Inventory and Equipment (including items of equipment which are or become Fixtures), now owned or hereafter acquired or arising;
          (ii) all of such Borrower’s intangible personal property, including without limitation all present and future Accounts, contract rights, Permits, General Intangibles, Chattel Paper, Documents, Instruments, Deposit Accounts, Investment Property, Letter-of-Credit Rights, Supporting Obligations, rights to the payment of money or other forms of consideration of any kind, tax refunds, insurance proceeds, now owned or hereafter acquired, and all intangible and tangible personal property relating to or arising out of any of the foregoing;
          (iii) all of such Borrower’s present and future Government Contracts and rights thereunder and the related Government Accounts and proceeds thereof, now or hereafter owned or acquired by such Borrower; provided, however, that Lender shall not have a security interest in any rights under any Government Contract of such Borrower or in the related Government Account where the taking of such security interest is a violation of an express prohibition contained in the Government Contract (for purposes of this limitation, the fact that a Government Contract is subject to, or otherwise refers to, Title 31, § 203 or Title 41, § 15 of the United States Code shall not be deemed an express prohibition against assignment thereof) or is prohibited by applicable law, unless in any case consent is otherwise validly obtained; and
          (iv) any and all additions and accessions to any of the foregoing, and any and all replacements, products and proceeds (including insurance proceeds) of any of the foregoing.
     (b) Notwithstanding the foregoing provisions of this Section 2.11, such grant of a security interest shall not extend to, and the term “Collateral” shall not include, any General Intangibles, now or hereafter held or owned by Borrower to the extent that (i) such General Intangibles are not assignable or capable of being encumbered as a matter of law or under the terms of any license or other agreement applicable thereto (but solely to the extent that any such restriction shall be enforceable under applicable law) without the consent of the licensor thereof or other applicable party thereto, and (ii) such consent has not been obtained; provided, however, that the foregoing grant of a security interest shall extend to, and the term “Collateral” shall include, each of the following: (a) any General Intangible which is in the nature of an Account or a right to the payment of money or a proceed of, or otherwise related to the enforcement or collection of, any Account or right to the payment of money, or goods which are the subject of any Account or right to the payment of money, (b) any and all proceeds of any General Intangible that is otherwise excluded to the extent that the assignment, pledge or encumbrance of such proceeds is not so restricted, and (c) upon obtaining the consent of any such licensor or other applicable party with respect to any such otherwise excluded General Intangible, such General Intangible as well as any and all proceeds thereof that might theretofore have been excluded from such grant of a security interest and from the term “Collateral.”
     (c) Upon the execution and delivery of this Agreement, and upon the proper filing of the necessary financing statements, recordation of the Collateral Patent, Trademark and Copyright Assignment in the United States Patent and Trademark Office and/or the United States Copyright Office without any further action, Lender will have a good, valid and perfected first priority Lien and security interest in the Collateral, subject to no transfer or other restrictions or Liens of any kind in favor of any other Person except for Permitted Liens. No financing statement relating to any of the Collateral is on file in any public office except those (i) on behalf of Lender, (ii) in connection with Permitted Liens and/or (iii) those being terminated.

     2.12 Collateral Administration
     (a) All Collateral (except Deposit Accounts) will at all times be kept by Borrower at the locations set forth on Schedule 5.18B hereto and shall not, without thirty (30) calendar days prior written notice to Lender, be moved therefrom unless Lender has entered into the necessary documents to perfect and enforce its security interest therein at such new location, and in any case shall not be moved outside the continental United States.
     (b) Borrower shall keep accurate and complete records of its Accounts and all payments and collections thereon and shall submit such records to Lender on such periodic bases as Lender may request. In addition, if Accounts of Borrower in an aggregate face amount in excess of $30,000 become ineligible because they fall within one of the specified categories of ineligibility set forth in the definition of Eligible Receivables, Borrower shall notify Lender of such occurrence on the first Business Day following such occurrence and the Borrowing Base shall thereupon be adjusted to reflect such occurrence. Following the occurrence and during the continuance of an Event of Default, if requested by Lender, Borrower shall execute and deliver to Lender formal written assignments (or, in the case of Medicaid/Medicare Account Debtors, documents necessary to comply with the Federal Assignment of Claims Act) of all of its Accounts weekly or daily as Lender may request, including all Accounts created since the date of the last assignment, together with copies of claims, invoices and/or other information related thereto. To the extent that collections from such assigned accounts exceed the amount of the Obligations, such excess amount shall not accrue interest in favor of Borrower, but shall be available to Borrower upon Borrower’s written request.
     (c) Following an occurrence or during the continuance of an Event of Default, any of Lender’s officers, employees, representatives or agents shall have the right, at any time during normal business hours, in the name of Lender, any designee of Lender or Borrower, to verify the validity, amount or any other matter relating to any Accounts or Inventory of Borrower. Borrower shall cooperate fully with Lender in an effort to facilitate and promptly conclude such verification process.
     (d) To expedite collection, Borrower shall endeavor in the first instance to make collection of its Accounts for Lender. Lender shall have the right at all times after the occurrence and during the continuance of an Event of Default to notify (i) Account Debtors owing Accounts to Borrower other than Medicaid/Medicare Account Debtors that their Accounts have been assigned to Lender and to collect such Accounts directly in its own name and to charge collection costs and expenses, including reasonable attorney’s fees, to Borrower, and (ii) Medicaid/Medicare Account Debtors that Borrower has waived any and all defenses and counterclaims it may have or could interpose in any such action or procedure brought by Lender to obtain a court order recognizing the collateral assignment or security interest and lien of Lender in and to any Account or other Collateral and that Lender is seeking or may seek to obtain a court order recognizing the collateral assignment or security interest and lien of Lender in and to all Accounts and other Collateral payable by Medicaid/Medicare Account Debtors.
     (e) As and when determined by Lender in its sole discretion but not more often than four (4) times per year prior to the occurrence and continuance of an Event of Default, Lender will perform the searches described in clauses (i) and (ii) below against Borrower (the results of which are to be consistent with Borrower’s representations and warranties under this Agreement), all at Borrower’s expense: (i) UCC searches with the Secretary of State of the jurisdiction of organization of each Borrower and Guarantor and the Secretary of State and local filing offices of each jurisdiction where each Borrower and/or any Guarantors maintain their respective executive offices, a place of business or assets; (ii) lien searches with the United States Patent and Trademark Office and the United States Copyright Office; and (iii) judgment, federal tax lien and corporate and partnership tax lien searches, in each jurisdiction searched under clause (i) above.

     (f) Borrower (i) shall provide prompt written notice to its current bank to transfer all items, collections and remittances to the Concentration Account, (ii) shall provide prompt written notice to each Account Debtor (other than Medicaid/Medicare Account Debtors) that Lender has been granted a lien and security interest in, upon and to all Accounts applicable to such Account Debtor and shall direct each Account Debtor to make payments to the appropriate Lockbox Account, and Borrower hereby authorizes Lender, upon any failure to send such notices and directions within ten (10) calendar days after the date of this Agreement (or ten (10) calendar days after the Person becomes an Account Debtor), to send any and all similar notices and directions to such Account Debtors, and (iii) shall do anything further that may be lawfully required by Lender to create and perfect Lender’s lien on any collateral and effectuate the intentions of the Loan Documents. At Lender’s request, Borrower shall immediately deliver or make arrangements to deliver to Lender all items for which Lender must receive possession to obtain a perfected security interest and all notes, certificates, and documents of title, Chattel Paper, warehouse receipts, Instruments, and any other similar instruments constituting Collateral.
     2.13 Power of Attorney
     Lender is hereby irrevocably made, constituted and appointed the true and lawful attorney for Borrower (without requiring Lender to act as such) with full power of substitution to do the following: (i) endorse the name of any such Person upon any and all checks, drafts, money orders, and other instruments for the payment of money that are payable to such Person and constitute collections on its or their Accounts; (ii) execute in the name of such Person any financing statements, schedules, assignments, instruments, documents, and statements that it is or they or are obligated to give Lender under any of the Loan Documents; and (iii) do such other and further acts and deeds in the name of such Person that Lender may deem necessary or desirable to enforce any Account or other Collateral or to perfect Lender’s security interest or lien in any Collateral. In addition, if any such Person breaches its obligation hereunder to direct payments of Accounts or the proceeds of any other Collateral to the appropriate Lockbox Account, Lender, as the irrevocably made, constituted and appointed true and lawful attorney for such Person pursuant to this paragraph, may, by the signature or other act of any of Lender’s officers or authorized signatories (without requiring any of them to do so), direct any federal, state or private payor or fiscal intermediary to pay proceeds of Accounts or any other Collateral to the appropriate Lockbox Account.
III. INTEREST, FEES AND OTHER CHARGES
     3.1 Interest on the Revolving Facility
     Commencing on the first day of the first calendar month following the Closing Date, and continuing until the later of the expiration of the Term and the Payment in Full and full performance of all of the Obligations and termination of this Agreement, interest on outstanding Advances under the Revolving Facility shall be payable monthly in arrears on the first day of each calendar month at an annual rate of Prime Rate plus 3.0% in accordance with the procedures provided for in Section 2.7 and Section 2.4, provided however, that, notwithstanding any provision of any Loan Document, for the purpose of calculating interest at any time hereunder, the Prime Rate shall be not less than 5.25%, in each case calculated on the basis of a 360-day year and for the actual number of calendar days elapsed in each interest calculation period.

     3.2 Interest on the Term Loan
     Commencing on the first day of the first calendar month following the Closing Date, and continuing until the later of April 30, 2010 and the Payment in Full and full performance of all of the Obligations and termination of this Agreement interest on the outstanding principal balance of the Term Loan shall be payable monthly in arrears on the first day of each calendar month at an annual rate of Prime Rate plus 6.0% in accordance with the procedures provided for in Section 2.7 and Section 2.4, provided however, that, notwithstanding any provision of any Loan Document, for the purpose of calculating interest at any time hereunder, the Prime Rate shall be not less than 5.25%, in each case calculated on the basis of a 360-day year and for the actual number of calendar days elapsed in each interest calculation period. Advances under the Revolving Facility shall be made automatically for the payment of Obligations under the Term Loan on the date when due to the extent available and as provided for herein.
     3.3 Restatement Fee and Amended and Restated Equity Participation Fee
     (a) In consideration of Lender’s consent and agreement to the amendment and restatement of the Third Restated Credit Agreement as provided in this Agreement, Borrower hereby agrees to pay a non-refundable restatement fee in the amount of Six Hundred Thousand Dollars ($600,000) (the “Restatement Fee”). The Restatement Fee shall be earned as of the Closing Date and be due and payable in three (3) installments of Two Hundred Thousand Dollars ($200,000) on (i) the earlier of the Merger Effective Date, the Voluntary Series A Conversion Effective Date and June 30, 2009, (ii) June 30, 2010 and (iii) April 30, 2011; provided, however, that any unpaid installment of the Restatement Fee shall be immediately due and payable upon the termination of this Agreement (whether at maturity, by reason of acceleration, by notice of intention to prepay, by required prepayment or otherwise).
     (b) In consideration of the amendment and restatement of the Third Restated Credit Agreement, Borrower hereby agrees to execute and deliver the Equity Participation Fee Agreement as of the Closing Date and obligate itself to pay the fee set forth therein in accordance with the terms and conditions of the Equity Participation Fee Agreement.
     3.4 Unused Line Fee
     Borrower shall pay to Lender monthly an unused line fee (the “Unused Line Fee”) in an amount equal to 0.04167% (per month) of the difference derived by subtracting (i) the daily average amount of the balances under the Revolving Facility outstanding during the preceding month, from (ii) the Facility Cap. The Unused Line Fee shall be payable monthly in arrears on the first day of each calendar month commencing on the first day of the first calendar month following the Closing Date (which monthly payment shall include any accrued and unpaid Unused Line Fee existing under the Third Restated Credit Agreement).
     3.5 Collateral Management Fee
     Borrower shall pay Lender as additional interest a monthly collateral management fee (the “Collateral Management Fee”) equal to 0.0833% per month calculated on the basis of the daily average amount of the balances under the Revolving Facility outstanding during the preceding month. The Collateral Management Fee shall be payable monthly in arrears on the first day of each successive calendar month commencing on the first day of the first calendar month following the Closing Date (which monthly payment shall include any accrued and unpaid Collateral Management Fee existing under the Third Restated Credit Agreement).

     3.6 Computation of Fees; Lawful Limits
     All fees hereunder shall be computed on the basis of a year of 360 days and for the actual number of days elapsed in each calculation period, as applicable. In no contingency or event whatsoever, whether by reason of acceleration or otherwise, shall the interest and other charges paid or agreed to be paid to Lender for the use, forbearance or detention of money hereunder exceed the maximum rate permissible under applicable law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. If, due to any circumstance whatsoever, fulfillment of any provision hereof, at the time performance of such provision shall be due, shall exceed any such limit, then, the obligation to be so fulfilled shall be reduced to such lawful limit, and, if Lender shall have received interest or any other charges of any kind which might be deemed to be interest under applicable law in excess of the maximum lawful rate, then such excess shall be applied first to any unpaid fees and charges hereunder, then to unpaid principal balance owed by Borrower hereunder, and if the then remaining excess interest is greater than the previously unpaid principal balance, Lender shall promptly refund such excess amount to Borrower and the provisions hereof shall be deemed amended to provide for such permissible rate. The terms and provisions of this Section 3.6 shall control to the extent any other provision of any Loan Document is inconsistent herewith.
     3.7 Default Rate of Interest
     Upon the occurrence and during the continuation of an Event of Default, the Applicable Rate of interest in effect at such time with respect to the Obligations shall be increased by 3.0% per annum (the “Default Rate”).
IV. CONDITIONS PRECEDENT
     4.1 Conditions to Restatement and Advances on or after the Closing Date
     The obligations of Lender to amend and restate the Third Restated Credit Agreement as provided in this Agreement, to consummate the transactions contemplated herein and to make Advances and continue the Term Loan on or after the Closing Date are subject to the satisfaction, in the sole judgment of Agent, of the following:
     (a) Borrower shall have delivered to Agent this Agreement and, if required by Agent, amendments to, or confirmations of, any of the other Loan Documents, each duly executed by an authorized officer of Borrower and the other parties thereto;
     (b) all in form and substance satisfactory to Agent in its sole discretion, Agent shall have received (i) a report of Uniform Commercial Code financing statement, tax and judgment lien searches performed with respect to Borrower and Guarantor, if any, in each jurisdiction determined by Agent in its sole discretion, and such report shall show no Liens on the Collateral (other than Permitted Liens), (ii) each document (including, without limitation, any Uniform Commercial Code financing statement) required by any Loan Document or under law or requested by Agent to be filed, registered or recorded to create or continue in favor of Agent, a perfected first priority security interest upon the Collateral, and (iii) evidence of each such filing, registration or recordation and of the payment by Borrower of any necessary fee, tax or expense relating thereto;

     (c) Agent shall have received (i) the Charter and Good Standing Documents, all in form and substance acceptable to Agent, (ii) a certificate of the corporate secretary or assistant secretary of each Borrower dated the Closing Date, as to the incumbency and signature of the Persons executing this Agreement, in form and substance acceptable to Agent, and (iii) the written legal opinion of counsel for Borrower in form and substance satisfactory to Agent and its counsel;
     (d) Agent shall have received a certificate of the chief financial officer (or, in the absence of a chief financial officer, the chief executive officer) of each Borrower, in form and substance satisfactory to Agent (each, a “Solvency Certificate”), certifying (i) the solvency of such Person after giving effect to the transactions and the Indebtedness contemplated by the Loan Documents, and (ii) as to such Person’s financial resources and ability to meet its obligations and liabilities as they become due, to the effect that as of the Closing Date and after giving effect to such transactions and Indebtedness: (A) the assets of such Person, at a Fair Valuation, exceed the total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person, and (B) no unreasonably small capital base with which to engage in its anticipated business exists with respect to such Person;
     (e) Agent shall have completed examinations, the results of which shall be satisfactory in form and substance to Agent, of the Collateral, the financial statements and the books, records, business, obligations, financial condition and operational state of Borrower and Guarantor, and each such Person shall have demonstrated to Agent’s satisfaction that (i) its operations comply, in all respects deemed material by Agent, in its sole judgment, with all applicable federal, state, foreign and local laws, statutes and regulations, (ii) its operations are not the subject of any governmental investigation, evaluation or any remedial action which could result in any expenditure or liability deemed material by Agent, in its sole judgment, and (iii) it has no liability (whether contingent or otherwise) that is deemed material by Agent, in its sole judgment;
     (f) all in form and substance satisfactory to Agent in its sole discretion, Agent shall have received such consents, approvals and agreements, including, without limitation, any applicable Landlord Waivers and Consents with respect to any and all leases set forth on Schedule 5.4, from such third parties as Agent and its counsel shall determine are necessary or desirable with respect to (i) the Loan Documents and/or the transactions contemplated thereby, and/or (ii) claims against Borrower or Guarantor or the Collateral;
     (g) Borrower shall be in compliance with Section 6.5, and Agent shall have received copies of all insurance policies or binders, original certificates of all insurance policies of Borrower confirming that they are in effect and that the premiums due and owing with respect thereto have been paid in full and naming Agent as loss payee or additional insured, as appropriate;
     (h) Agent shall have received all fees, charges and expenses payable to Agent on or prior to the Closing Date pursuant to the Loan Documents;
     (i) all corporate and other proceedings, documents, instruments and other legal matters in connection with the transactions contemplated by the Loan Documents (including, but not limited to, those relating to corporate and capital structures of Borrower) shall be satisfactory to Agent;
     (j) Borrower shall have executed and filed an updated IRS Form 8821 with the appropriate office of the Internal Revenue Service;
     (k) Agent shall have received a counterpart of the ComVest Subordination Agreement, executed by ComVest;
     (l) Agent shall have received a counterpart of the Management Fee Subordination Agreement executed by ComVest Advisors, LLC;
     (m) Borrower shall have delivered to Agent true and correct copies of the Merger Agreement and all other Merger Documents, together with all schedules and exhibits thereto;
     (n) Borrower shall have delivered to Agent true and correct copies of the Series A Preferred Stock Purchase Agreement and all other Preferred Stock Documents, together with all schedules and exhibits thereto;
     (o) Borrower shall have delivered to Agent true and correct copies of the Bridge Loan Agreement and all other Bridge Loan Documents, together with all schedules and exhibits thereto;

     (p) Borrower shall have delivered to Agent and its legal counsel true and correct copies of the MHR Subordinated Note and any related documents, agreements and instruments;
     (q) the MHR Noteholders, and MHR Capital Partners (500) LP, as collateral agent for the MHR Noteholders shall have executed and delivered to Agent a confirmation and amendment with respect to the MHR Subordination Agreement;
     (r) the Bridge Loan shall have closed in accordance with the terms and conditions of the Bridge Loan Documents and Borrower shall have received the proceeds thereof;
     (s) Borrower shall have deposited the Bridge Loan Liquidity Amount in the Minimum Liquidity Account; and
     (s) Agent shall have received such other documents, certificates, information or legal opinions as Agent may reasonably request, all in form and substance reasonably satisfactory to Agent.
     4.2 Conditions to Merger and Preferred Stock Investment
     The obligations of Lender to make Advances and continue the Term Loan on or after the Merger Effective Date and the consummation of the Merger and the transactions contemplated by the Preferred Stock Purchase Documents are subject to the satisfaction, in the sole judgment of Agent, of the following:
     (a) Agent shall have received (i) the Charter and Good Standing Documents, all in form and substance acceptable to Agent and (ii) a certificate of the corporate secretary or assistant secretary of each Borrower dated the Merger Effective Date, as to the incumbency and signature of the Persons executing this Agreement, in form and substance acceptable to Agent;
     (b) each of the representations and warranties made by Borrower in or pursuant to this Agreement shall be accurate in all material respects (except for any representations and warranties that are qualified by materiality or by Material Adverse Effect which shall be accurate in all respects), before and after giving effect to the Merger and any such Advance, and no Default or Event of Default shall have occurred or be continuing or would exist after giving effect to the consummation of the Merger or the Preferred Stock Purchase and the other transactions contemplated thereby;
     (c) Agent shall have received a certificate of the chief financial officer (or, in the absence of a chief financial officer, the chief executive officer) of each Borrower, in form and substance satisfactory to Agent (each, a “Solvency Certificate”), certifying (i) the solvency of such Person after giving effect to the transactions and the Indebtedness contemplated by the Merger Documents and the Preferred Stock Purchase Documents, and (ii) as to such Person’s financial resources and ability to meet its obligations and liabilities as they become due, to the effect that as of the Merger Effective Date and after giving effect to such transactions and Indebtedness: (A) the assets of such Person, at a Fair Valuation, exceed the total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person, and (B) no unreasonably small capital base with which to engage in its anticipated business exists with respect to such Person;
     (d) all corporate and other proceedings, documents, instruments and other legal matters in connection with the consummation of the Merger and the Preferred Stock Purchase and the other transactions contemplated thereby (including, but not limited to, those relating to corporate and capital structures of Borrower) shall be satisfactory to Agent;

     (e) Agent shall have received a certificate of an authorized officer of each Borrower, in form and substance satisfactory to Agent, certifying that (i) all conditions precedent to the consummation of the Merger and the Preferred Stock Purchase have been satisfied or waived as permitted under this Agreement and (ii) all conditions set forth in this Section 4.2 have been satisfied or waived by Agent;
     (e) regarding the Merger,
     (i) the Merger Documents shall not have been amended, modified or waived in any manner (except for amendments and supplements to the Company Disclosure Schedule or the Parent Disclosure Schedule (as such terms are defined in the Merger Agreement), amendments pursuant to Section 5.3(c) of the Merger Agreement and waivers of conditions precedent pursuant to Article VI of the Merger Agreement) without the written consent of Agent; and
     (ii) Agent shall have received evidence that the Merger shall have been consummated in accordance with the terms of the Merger Documents without any amendment, modification or waiver (other than as permitted under Section 7.14);
     (f) The Bridge Loan shall have been converted to Series A Preferred Stock upon the consummation of the Merger as contemplated by the Bridge Loan Agreement, the Merger Agreement and the Preferred Stock Purchase Agreement and all liens and security interests securing the Bridge Loan shall have been released and terminated;
     (g) The Remaining Investment Amount shall have been invested in accordance with the Merger Agreement and the Preferred Stock Purchase Agreement; and
     (h) Borrower shall have delivered to Agent true and correct copies of any Merger Documents and Preferred Stock Purchase Documents not previously delivered to Agent under Section 4.1.
     4.3 Conditions to Voluntary Series A Conversion
     The obligations of Lender to make Advances and continue the Term Loan on or after the Voluntary Series A Conversion Effective Date and the consummation of the Voluntary Series A Conversion are subject to the satisfaction, in the sole judgment of Agent, of the following:
     (a) The Agent shall have received at least five (5) Business Days prior written notice of the intention of ComVest to exercise the Voluntary Series A Conversion;
     (b) The Bridge Loan shall be converted to Series A Preferred Stock as contemplated by the Bridge Loan Agreement, the Merger Agreement and the Preferred Stock Purchase Agreement and all liens and security interests securing the Bridge Loan shall be released and terminated;
     (c) The Agent shall have received a certificate from a duly authorized officer of ComVest certifying that all conditions precedent to the exercise by ComVest of the Voluntary Series A Conversion under the Merger Agreement, the ComVest/MHR Subordination Agreement and any related side letters shall have been satisfied or waived and the exercise of the Voluntary Series A Conversion shall otherwise be in accordance with the terms and conditions thereof;
     (d) There shall be no Company Parent Dispute which has not been finally resolved and no action, suit, proceeding or investigation pending that questions or could prevent the right of ComVest to consummate the consummate the Voluntary Series A Conversion;

     (e) The amount of any unpaid Transaction Fees due to ComVest, the Termination Fee or any Parent Damages (as the foregoing are defined in the Merger Agreement) shall be converted into unsecured Permitted Subordinated Indebtedness and be repaid only pursuant to the terms and conditions of the ComVest Subordination Agreement;
     (f) ComVest shall have made the Voluntary Series A Conversion Equity Investment and Borrower shall have received the proceeds thereof; and
     (h) ComVest shall deliver to Agent true and correct copies of any documents, agreements and instruments executed and delivered in connection with the Voluntary Series A Conversion.
     4.4 Conditions to Each Advance
     The obligations of Lender to make any Advance are subject to the satisfaction, in the Permitted Discretion of Agent, of the following additional conditions precedent:
     (a) Borrower shall have delivered to Agent a Borrowing Certificate for the Advance executed by an authorized officer of Borrower, which shall constitute a representation and warranty by Borrower as of the Borrowing Date of such Advance that the conditions contained in this Section 4.2 have been satisfied; provided, however, that any determination as to whether the conditions contained in this Section 4.2 and the other conditions set forth in this Agreement to Lender’s obligation to make Advances have been satisfied shall be made by Agent in its Permitted Discretion;
     (b) each of the representations and warranties made by Borrower in or pursuant to this Agreement shall be accurate, before and after giving effect to such Advance, and no Default or Event of Default shall have occurred or be continuing or would exist after giving effect to the Advance under the Revolving Facility on such date;
     (c) immediately after giving effect to the requested Advance, the aggregate outstanding principal amount of Advances under the Revolving Facility shall not exceed either the Availability or the Facility Cap;
     (d) except as disclosed in the historical financial statements, there shall be no liabilities or obligations with respect to Borrower of any nature whatsoever which, either individually or in the aggregate, would reasonably be likely to have a Material Adverse Effect; and
     (e) Agent shall have received all fees, charges and expenses payable to Lender on or prior to such date pursuant to the Loan Documents.
V. REPRESENTATIONS AND WARRANTIES
     Borrower, jointly and severally, represents and warrants as of the date hereof, on the Closing Date and each Borrowing Date as follows:
     5.1 Organization and Authority
     Each Borrower is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its state of formation. Borrower (i) has all requisite corporate or limited liability company power and authority to own its properties and assets and to carry on its business as now being conducted and as contemplated in the Loan Documents, (ii) is duly qualified to do business in every jurisdiction in which failure so to qualify would reasonably be expected to have a Material Adverse Effect, and (iii) has all requisite corporate or limited liability company power and authority (A) to execute, deliver and perform the Loan Documents to which it is a party, (B) to borrow hereunder, (C) to consummate the transactions contemplated under the Loan Documents, and (D) to grant the Liens with regard to the Collateral pursuant to the Security Documents to which it is a party. No Borrower is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, or is controlled by such an “investment company.”

     5.2 Loan Documents
     The execution, delivery and performance by Borrower of the Loan Documents to which it is a party, and the consummation of the transactions contemplated thereby, (i) have been duly authorized by all requisite action of each such Person and have been duly executed and delivered by or on behalf of each such Person; (ii) do not violate any provisions of (A) applicable law, statute, rule, regulation, ordinance or tariff, (B) any order of any Governmental Authority binding on any such Person or any of their respective properties, or (C) the certificate of incorporation or bylaws (or any other equivalent governing agreement or document) of any such Person, or any agreement between any such Person and its respective stockholders, members, partners or equity owners or among any such stockholders, members, partners or equity owners; (iii) are not in conflict with, and do not result in a breach or default of or constitute an event of default, or an event, fact, condition or circumstance which, with notice or passage of time, or both, would constitute or result in a conflict, breach, default or event of default under, any indenture, agreement or other instrument to which any such Person is a party, or by which the properties or assets of such Person are bound; (iv) except as set forth therein or Permitted Liens, will not result in the creation or imposition of any Lien of any nature upon any of the properties or assets of any such Person, and (v) except as set forth on Schedule 5.2, do not require the consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority or any other Person. When executed and delivered, each of the Loan Documents to which Borrower is a party will constitute the legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, subject to the effect of any applicable bankruptcy, moratorium, insolvency, reorganization or other similar law affecting the enforceability of creditors’ rights generally and to the effect of general principles of equity which may limit the availability of equitable remedies (whether in a proceeding at law or in equity).
     5.3 Subsidiaries, Capitalization and Ownership Interests
     Except as listed on Schedule 5.3, Borrower has no Subsidiaries. NationsHealth Supply, L.L.C. is presently inactive but has not been dissolved. Schedule 5.3 states the authorized and issued capitalization of Borrower, the number and class of equity securities and/or ownership, voting or partnership interests issued and outstanding of Borrower and the record and beneficial owners thereof (including options, warrants and other rights to acquire any of the foregoing) (provided however, beneficial ownership information for NationsHealth is not required to be included in Schedule 5.3). The ownership or partnership interests of each Borrower that is a limited partnership or a limited liability company are not certificated, the documents relating to such interests do not expressly state that the interests are governed by Article 8 of the Uniform Commercial Code, and the interests are not held in a securities account. The outstanding equity securities and/or ownership, voting or partnership interests of Borrower have been duly authorized and validly issued and are fully paid and nonassessable, and each Person listed on Schedule 5.3 owns beneficially and of record all the equity securities and/or ownership, voting or partnership interests it is listed as owning free and clear of any Liens other than Liens created by the Security Documents. Schedule 5.3 also lists the directors, members, managers and/or partners of Borrower. Except as listed on Schedule 5.3, Borrower does not own an interest in, participate in or engage in any joint venture, partnership or similar arrangements with any Person.

     5.4 Properties
     Borrower (i) is the sole owner and has good, valid and marketable title to, or a valid leasehold interest in, all of its properties and assets, including the Collateral, whether personal or real, subject to no transfer restrictions or Liens of any kind except for Permitted Liens, and (ii) is in compliance in all material respects with each lease to which it is a party or otherwise bound. Schedule 5.4 lists all real properties (and their locations) owned or leased by or to, and all other assets or property (with a value in excess of $25,000) that are leased or licensed by, Borrower and all leases (including leases of leased real property) covering or with respect to such properties and assets and all warehouses, fulfillment houses or other locations at which any of Borrower’s Inventory is located. Borrower enjoys peaceful and undisturbed possession under all such leases and such leases are all the leases necessary for the operation of such properties and assets, are valid and subsisting and are in full force and effect. All warehouse, fulfillment and other agreements relating to Borrower’s Inventory are in full force and effect.
     5.5 Other Agreements
     Borrower is not (i) a party to any judgment, order or decree or any agreement, document or instrument, or subject to any restriction, which would affect its ability to execute and deliver, or perform under, any Loan Document or to pay the Obligations, (ii) in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any agreement, document or instrument to which it is a party or to which any of its properties or assets are subject, which default, if not remedied within any applicable grace or cure period would reasonably be expected to have a Material Adverse Effect, nor is there any event, fact, condition or circumstance which, with notice or passage of time or both, would constitute or result in a conflict, breach, default or event of default under, any of the foregoing which, if not remedied within any applicable grace or cure period would reasonably be expected to have a Material Adverse Effect; or (iii) a party or subject to any agreement, document or instrument with respect to, or obligation to pay any, Management or Service Fee with respect to, the ownership, operation, leasing or performance of any of its business or any facility, nor is there any manager with respect to any such facility.
     5.6 Litigation
     There is no action, suit, proceeding or investigation pending or, to their knowledge, threatened against Borrower that (i) questions or could prevent the validity of any of the Loan Documents or the right of Borrower to enter into any Loan Document or to consummate the transactions contemplated thereby, (ii) would reasonably be expected to be or have, either individually or in the aggregate, any Material Adverse Change or Material Adverse Effect, or (iii) would reasonably be expected to result in any Change of Control or other change in the current ownership, control or management of Borrower. Borrower is not aware that there is any basis for the foregoing. Borrower is not a party or subject to any order, writ, injunction, judgment or decree of any Governmental Authority. There is no action, suit, proceeding or investigation initiated by Borrower currently pending. Borrower has no existing accrued and/or unpaid Indebtedness to any Governmental Authority or any other governmental payor.
     5.7 Hazardous Materials
     Borrower is in compliance with all applicable Environmental Laws. Borrower has not been notified of any action, suit, proceeding or investigation (i) relating in any way to compliance by or liability of Borrower under any Environmental Laws, (ii) which otherwise deals with any Hazardous Substance or any Environmental Law, or (iii) which seeks to suspend, revoke or terminate any license, permit or approval necessary for the generation, handling, storage, treatment or disposal of any Hazardous Substance, except where such non-compliance would not reasonably be expected to have a Material Adverse Effect.

     5.8 Potential Tax Liability; Tax Returns; Governmental Reports
     (a) Except as disclosed in Schedule 5.8, Borrower (i) has not received any oral or written communication from the Internal Revenue Service with respect to any investigation or assessment relating to the Borrower directly, or relating to any consolidated tax return which was filed on behalf of Borrower, (ii) is not aware of any year which remains open pending tax examination or audit by the IRS, and (iii) is not aware of any information that could give rise to an IRS tax liability or assessment.
     (b) Borrower (i) has filed all federal, state, foreign (if applicable) and local tax returns and other reports which are required by law to be filed by Borrower (after giving effect to any permitted extension thereof), and (ii) has paid all taxes, assessments, fees and other governmental charges, including, without limitation, payroll and other employment related taxes, in each case that are due and payable, except only for items that Borrower is currently contesting in good faith with adequate reserves under GAAP, which contested items are described on Schedule 5.8.
     5.9 Financial Statements and Reports
     All financial statements and financial information relating to Borrower that have been or may hereafter be delivered to Lender by Borrower are accurate and complete in all material respects and have been prepared in accordance with GAAP consistently applied with prior periods. Borrower has no material obligations or liabilities of any kind not disclosed in such financial information or statements, and since the date of the most recent financial statements submitted to Lender, there has not occurred any Material Adverse Change, Material Adverse Effect or Liability Event or, to Borrower’s knowledge, any other event or condition that would reasonably be expected to have a Material Adverse Effect or cause or constitute a Liability Event.
     5.10 Compliance with Law
     (a) Borrower (i) is in compliance with all laws, statutes, rules, regulations, ordinances and tariffs of any Governmental Authority applicable to Borrower and/or Borrower’s business, assets or operations, including, without limitation, applicable requirements of the Standards for Privacy of Individually Identifiable Health Information which were promulgated pursuant to the Health Insurance Portability and Accountability Act of 1996 (as amended, and collectively with the regulations promulgated thereunder, “HIPAA”), ERISA and Healthcare Laws, and (ii) is not in violation of any order of any Governmental Authority or other board or tribunal, except in the case of (i) and (ii) above where noncompliance or violation could not reasonably be expected to have a Material Adverse Effect. There is no event, fact, condition or circumstance which, with notice or passage of time, or both, would constitute or result in any noncompliance with, or any violation of, any of the foregoing, in each case except where noncompliance or violation could not reasonably be expected to have a Material Adverse Effect. Borrower has not received any notice that Borrower is not in compliance in any respect with any of the requirements of any of the foregoing. Borrower has (a) not engaged in any Prohibited Transactions as defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, (b) not failed to meet any applicable minimum funding requirements under Section 302 of ERISA in respect of its plans and no funding requirements have been postponed or delayed, (c) no knowledge of any amounts due but unpaid to the Pension Benefit Guaranty Corporation, or of any event or occurrence which would cause the Pension Benefit Guaranty Corporation to institute proceedings under Title IV of ERISA to terminate any of the employee benefit plans, (d) no fiduciary responsibility under ERISA for investments with respect to any plan existing for the benefit of Persons other than its employees or former employees, or (e) not withdrawn, completely or partially, from any multi-employer pension plans so as to incur liability under the MultiEmployer Pension Plan Amendments of 1980. With respect to Borrower, there exists no event described in Section 4043 of ERISA, excluding Subsections 4043(b)(2) and 4043(b)(3) thereof, for which the thirty (30) day notice period contained in 12 C.F.R. § 2615.3 has not been waived. Borrower has maintained in all material respects all records required to be maintained by the Joint Commission on Accreditation of Healthcare Organizations, the Food and Drug Administration, Drug Enforcement Agency and State Boards of Pharmacy and the federal and state Medicare and Medicaid programs as required by the Healthcare Laws and, to the best knowledge of Borrower, there are no presently existing circumstances which would reasonably be expected to result in material violations of the Healthcare Laws. There is no Liability Event.

     (b) No Credit Party (i) is a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such Person in any manner violative of such Section 2, or (iii) is a Person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order (“OFAC”).
     (c) No Credit Party engages in any dealings or transactions in violation of the Trade Sanctions Reform and Export Enhancement Act of 2000, OFAC’s Iranian Transactions Regulations, 31 C.F.R. Part 560, and Sudanese Sanctions Regulations, 31 C.F.R. Part 538 or any other any other applicable OFAC regulation or executive order.
     (d) Each Credit Party is in compliance, in all material respects, with the Patriot Act.
     5.11 Intellectual Property
     Except as set forth on Schedule 5.11, Borrower does not own, license or utilize, and is not a party to, any material patents, patent applications, trademarks, trademark applications, service marks, registered copyrights, copyright applications, copyrights, trade names, trade secrets, software or licenses (collectively, the “Intellectual Property”).
     5.12 Licenses and Permits; Labor
     Borrower is in compliance with and has all Permits and Intellectual Property necessary or required by applicable law or Governmental Authority for the operation of its businesses except any of the foregoing which would not reasonably be expected to have a Material Adverse Effect. All of the foregoing are in full force and effect and not in known conflict with the rights of others. Borrower is not (i) in breach of or default under the provisions of any of the foregoing, nor is there any event, fact, condition or circumstance which, with notice or passage of time or both, would constitute or result in a conflict, breach, default or event of default under, any of the foregoing which, if not remedied within any applicable grace or cure period would reasonably be expected to have a Material Adverse Effect, (ii) a party to or subject to any agreement, instrument or restriction that is so unusual or burdensome that it might have a Material Adverse Effect, and/or (iii) and has not been, involved in any labor dispute, strike, walkout or union organization which would reasonably be expected to have a Material Adverse Effect.

     5.13 No Default
     There does not exist any Default or Event of Default or any event, fact, condition or circumstance which, with the giving of notice or passage of time or both, would constitute or result in a Default or Event of Default.
     5.14 Disclosure
     No Loan Document nor any other agreement, document, certificate, or statement furnished to Lender by or on behalf of Borrower in connection with the transactions contemplated by the Loan Documents, nor any representation or warranty made by Borrower in any Loan Document, contains any untrue statement of material fact or omits to state any fact necessary to make the statements therein not materially misleading. There is no fact known to Borrower which has not been disclosed to Lender in writing which would reasonably be expected to have a Material Adverse Effect.
     5.15 Existing Indebtedness; Investments, Guarantees and Certain Contracts
     Except for Permitted Indebtedness, Borrower (i) has no outstanding Indebtedness, (ii) is not subject or party to any mortgage, note, indenture, indemnity or guarantee of, with respect to or evidencing any Indebtedness of any other Person, or (iii) does not own or hold any equity or long-term debt investments in, and does not have any outstanding advances to, or any outstanding guarantees for the obligations of, or any outstanding borrowings from, any Person. Borrower has performed all material obligations required to be performed by Borrower pursuant to or in connection with all Permitted Indebtedness and there has occurred no breach, default or event of default under any document evidencing any such items, including without limitation the MHR Subordinated Debt, or any fact, circumstance, condition or event which, with the giving of notice or passage of time or both, would constitute or result in a breach, default or event of default thereunder. Schedule 5.15 sets forth all Indebtedness with a maturity date during the Term, and identifies such maturity date.
     5.16 Other Agreements
     Except as set forth on Schedule 5.16 and Schedule 5.22, (i) there are no existing or proposed agreements, arrangements, understandings or transactions between Borrower and any of Borrower’s officers, members, managers, directors, stockholders, partners, other interest holders, employees or Affiliates or any members of their respective immediate families, and (ii) none of the foregoing Persons are directly or indirectly, indebted to or have any direct or indirect ownership, partnership or voting interest in, to Borrower’s knowledge, any Affiliate of Borrower or any Person that competes with Borrower (except that any such Persons may own stock in (but not exceeding two (2%) percent of the outstanding capital stock of) any publicly traded company that may compete with Borrower.

     5.17 Insurance
     Borrower has in full force and effect such insurance policies as are customary in its industry and as may be required pursuant to Section 6.5 hereof. All such insurance policies are listed and described on Schedule 5.17.
     5.18 Names; Location of Offices, Records and Collateral
     During the preceding five years, Borrower has not conducted business under or used any name (whether corporate, partnership or assumed) other than as shown on Schedule 5.18A. Borrower is the sole owner of all of its names listed on Schedule 5.18A, and any and all business done and invoices issued in such names are Borrower’s sales, business and invoices. Each trade name of Borrower represents a division or trading style of Borrower. Borrower maintains its places of business and chief executive offices only at the locations set forth on Schedule 5.18B, and all Accounts of Borrower arise, originate and are located, and all of the Collateral, including Inventory, and all books and records in connection therewith or in any way relating thereto or evidencing the Collateral are located and shall only be located, in and at such locations. All of the Collateral is located only in the continental United States.
     5.19 Non-Subordination
     The Obligations are not subordinated in any way to any other obligations of Borrower or to the rights of any other Person.
     5.20 Accounts and Inventory
     (a) In determining which Accounts are Eligible Receivables, Lender may rely on all statements and representations made by Borrower with respect to any Account. Unless otherwise indicated in writing to Lender (including, without limitation, any Borrowing Certificate), (i) each Account of Borrower is genuine and in all respects what it purports to be and is not evidenced by a judgment, (ii) each Account of Borrower arises out of a completed, bona fide sale and delivery of goods or rendering of Services by Borrower in the ordinary course of business and in accordance with the terms and conditions of all purchase orders, contracts, certifications, participations, certificates of need and other documents relating thereto or forming a part of the contract between Borrower and the Account Debtor, (iii) each Account of Borrower is for a liquidated amount maturing as stated in a claim or invoice covering such sale of goods or rendering of Services, a copy of which has been furnished or is available to Lender, (iv) each Account of Borrower together with Lender’s security interest therein, is not and will not be in the future (by voluntary act or omission by Borrower), subject to any offset, lien, deduction, defense, dispute, counterclaim or other adverse condition, is absolutely owing to Borrower and is not contingent in any respect or for any reason (except Accounts owed or owing by Medicaid/Medicare Account Debtors that may be subject to offset or deduction under applicable law), (v) there are no facts, events or occurrences which in any way impair the validity or enforceability of any Account of Borrower or tend to reduce the amount payable thereunder from the face amount of the claim or invoice and statements delivered to Lender with respect thereto, (vi) (A) to the knowledge of Borrower, the Account Debtor under each Account of Borrower had the capacity to contract at the time any contract or other document giving rise thereto was executed and (B) to the knowledge of Borrower, each such Account Debtor is solvent, (vii) to the knowledge of Borrower, there are no proceedings or actions which are threatened or pending against any Account Debtor under any Account of Borrower which might result in any Material Adverse Change in such Account Debtor’s financial condition or the collectability thereof, (viii) each Account of Borrower has been billed and forwarded to the Account Debtor for payment in accordance with applicable laws and is in compliance and conformance with any requisite procedures, requirements and regulations governing payment by such Account Debtor with respect to such Account, and, if due from a Medicaid/Medicare Account Debtor, is properly payable directly to Borrower, (ix) Borrower has obtained and currently has all material Permits necessary in the generation of each Account of Borrower, and (x) Borrower has disclosed to Lender on each Borrowing Certificate the amount of all Accounts of Borrower for which Medicare is the Account Debtor and for which payment has been denied and subsequently appealed pursuant to the procedure described in the definition of Eligible Receivables hereof. Borrower is pursuing all available appeals in respect of such Accounts which Borrower usually and customarily appeals in the ordinary course of its business.

     (b) In determining which Inventory is Eligible Inventory, Lender may rely on all statements and representations made by Borrower with respect to any Inventory. Unless otherwise indicated in writing to Lender (including, without limitation, any Borrowing Certificate), (i) Borrower has at all times maintained correct and accurate records itemizing and describing the kind, type, quality and quantity of Inventory in all material respects, Borrower’s cost therefore and daily withdrawals therefrom and additions thereto; (b) has not removed any Inventory from the locations set forth or permitted herein, except for sales of Inventory in the ordinary course of Borrower’s business and except to move Inventory directly from one location set forth or permitted herein to another such location; (c) has produced, used, stored, shipped and maintained Inventory with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with applicable laws (including the requirements of the Federal Fair Labor Standards Act of 1938, as amended and all rules, regulations and orders related thereto); (d) except as set forth on Schedule 5.20, has not sold Inventory to any customer on approval, or any other basis which entitles the customer to return or may obligate Borrower to repurchase such Inventory; (e) has kept Inventory in good and marketable condition; and (f) has not acquired or accepted any Inventory on consignment or approval except as set forth on Schedule 5.20 and (g) has not permitted Inventory to be subject to any Lien except Liens in favor of Lender and other Permitted Liens.
     5.21 Healthcare
     Without limiting or being limited by any other provision of any Loan Document, Borrower has timely filed or caused to be filed all cost and other reports of every kind required under any Healthcare Laws or any provider or other agreement relating to Borrower’s participation in Medicare or Medicaid programs. Subject to subsection (a)(x) of Section 5.20, there are no claims, actions or appeals pending (and Borrower has not filed any claims or reports which could reasonably result in any such claims, actions or appeals) before any commission, board or agency or other Governmental Authority, including, without limitation, any intermediary or carrier, the Provider Reimbursement Review Board or the Administrator of the Centers for Medicare and Medicaid Services, with respect to any state or federal Medicare or Medicaid cost reports or claims filed by Borrower, or any disallowance by any commission, board or agency or other Governmental Authority in connection with any audit of such cost reports. No validation review or program integrity review related to Borrower or the consummation of the transactions contemplated herein or to the Collateral have been conducted by any commission, board or agency or other Governmental Authority in connection with the Medicare or Medicaid programs, and to the knowledge of Borrower, no such reviews are scheduled, pending or threatened against or affecting any of the providers, any of the Collateral or the consummation of the transactions contemplated hereby.
     5.22 Certain Agreements
     (a) No Borrower is in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in the MHR Subordinated Note or any of the documents, agreements and instruments executed and delivered in connection therewith, nor is there any event, fact, condition or circumstance which, with notice or passage of time or both, would constitute or result in a conflict, breach, default or event of default under any of the foregoing which, if not remedied within any applicable grace or cure period could reasonably be expected to have a Material Adverse Effect. There does not exist any default or event of default or any event, fact, condition or circumstance, which, with the giving of notice or passage of time or both, would constitute or result in a default or event of default on the part of any Borrower in connection with the MHR Subordinated Note. Except as permitted by the MHR Subordination Agreement, no amendment or modification has been made to the MHR Subordinated Note or any of the documents, agreements and instruments executed and delivered in connection therewith.
     (b) Reserved.

     (c) No Borrower is in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in the Hills Settlement Agreement, nor is there any event, fact, condition or circumstance which, with notice or passage of time or both, would constitute or result in a conflict, breach, default or event of default under any of the foregoing which, if not remedied within any applicable grace or cure period could reasonably be expected to have a Material Adverse Effect. As of the Closing Date, no amendment or modification has been made to the Hills Settlement Agreement.
     (d) No Borrower is in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in the Merger Documents, nor is there any event, fact, condition or circumstance which, with notice or passage of time or both, would constitute or result in a conflict, breach, default or event of default under any of the foregoing which, if not remedied within any applicable grace or cure period could reasonably be expected to have a Material Adverse Effect. As of the Closing Date, no amendment or modification has been made to the Merger Documents (except for amendments and supplements to the Company Disclosure Schedule or the Parent Disclosure Schedule, amendments pursuant to Section 5.3(c) of the Merger Agreement, and waivers of conditions precedent pursuant to Article VI of the Merger Agreement).
     (e) No Borrower is in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in the Bridge Loan Documents, nor is there any event, fact, condition or circumstance which, with notice or passage of time or both, would constitute or result in a conflict, breach, default or event of default under any of the foregoing which, if not remedied within any applicable grace or cure period could reasonably be expected to have a Material Adverse Effect. As of the Closing Date, no amendment or modification has been made to the Bridge Loan Documents.
     (f) No Borrower is in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in the Preferred Stock Purchase Documents, nor is there any event, fact, condition or circumstance which, with notice or passage of time or both, would constitute or result in a conflict, breach, default or event of default under any of the foregoing which, if not remedied within any applicable grace or cure period could reasonably be expected to have a Material Adverse Effect. As of the Closing Date, no amendment or modification has been made to the Preferred Stock Purchase Documents.
     5.23 Survival
     Borrower makes the representations and warranties contained herein with the knowledge and intention that Lender is relying and will rely thereon. All such representations and warranties will survive the execution and delivery of this Agreement and the making of the Advances under the Revolving Facility.

VI. AFFIRMATIVE COVENANTS
     Each Borrower, jointly and severally, covenants and agrees that, until full performance and satisfaction, and indefeasible payment in full in cash, of all the Obligations and termination of this Agreement:
     6.1 Financial Statements, Borrowing Certificate, Financial Reports and Other Information
     (a) Financial Reports. In addition to providing the Borrowing Certificate in accordance with Section 2.4, Borrower shall furnish to Lender (i) as soon as available and in any event within ninety (90) calendar days after the end of each fiscal year of Borrower (or such earlier date required by the laws, regulations and rules of the Securities and Exchange Commission), audited annual consolidated financial statements of Borrower, including the notes thereto, consisting of a consolidated balance sheet at the end of such completed fiscal year and the related consolidated statements of income, retained earnings, cash flows and owners’ equity for such completed fiscal year, which financial statements shall be prepared and certified without qualification by an independent certified public accounting firm satisfactory to Lender and accompanied by related management letters, if available, and (ii) as soon as available and in any event within thirty (30) calendar days after the end of each calendar month, unaudited consolidated financial statements of Borrower consisting of a balance sheet and statements of income, retained earnings, cash flows and owners’ equity as of the end of the immediately preceding calendar month. All such financial statements shall be prepared in accordance with GAAP consistently applied with prior periods. With each such financial statement, Borrower shall also deliver a certificate of its chief financial officer in substantially the form of Exhibit B attached hereto (a “Compliance Certificate”) stating that (A) such person has reviewed the relevant terms of the Loan Documents and the condition of Borrower, (B) no Default or Event of Default has occurred or is continuing, or, if any of the foregoing has occurred or is continuing, specifying the nature and status and period of existence thereof and the steps taken or proposed to be taken with respect thereto, (C) Borrower has not engaged in any transactions or dealings which require an OFAC Licenses which has not been obtained and remains in full force and effect and (D) Borrower is in compliance with all financial covenants attached as Annex I.A. and Annex I.B. hereto, as applicable. Such certificate shall be accompanied by the calculations necessary to show compliance with the financial covenants in a form satisfactory to Lender and shall also set forth any payments made in respect of Permitted Subordinated Debt as permitted under any Subordination Agreement applicable thereto.
     (b) Other Materials. Borrower shall furnish to Lender as soon as available, and in any event within ten (10) calendar days after the preparation or issuance thereof or at such other time as set forth below: (i) copies of such financial statements (other than those required to be delivered pursuant to Section 6.1(a)) prepared by, for or on behalf of Borrower and any other notes, reports and other materials related thereto, including, without limitation, any pro forma financial statements, (ii) any reports, returns, information, notices and other materials that Borrower shall send to its stockholders, members, partners or other equity owners at any time, (iii) all Medicare and Medicaid cost reports and other documents and materials filed by Borrower and any other reports, materials or other information regarding or otherwise relating to Medicaid or Medicare prepared by, for or on behalf of Borrower, including, without limitation, (A) copies of licenses and permits required by any applicable federal, state, foreign or local law, statute ordinance or regulation or Governmental Authority for the operation of its business, (B) Medicare and Medicaid provider numbers and agreements, (C) state surveys pertaining to any healthcare facility operated, owned or leased by Borrower or any of its Affiliates or Subsidiaries, and (D), within ten (10) calendar days following the request of Lender, participating agreements relating to medical plans, (iv) (A) within fifteen (15) calendar days following the request of Lender, a summary report of the status of all payments, denials and appeals of all Medicare and/or Medicaid Accounts and accounts receivable and account payable aging schedule for the most recent calendar month and (B), within thirty (30) calendar days following the request of Lender, a sales and collection report for the most recent calendar month, including a report of sales, credits issued and collections received, all such reports showing a reconciliation to the amounts reported in the monthly financial statements, (v) promptly upon receipt thereof, copies of any reports submitted to Borrower by its independent accountants in connection with any interim audit of the books of such Person or any of its Affiliates and copies of each management control letter provided by such independent accountants, (vi) within fifteen (15) calendar days after the execution thereof, a copy of any contracts with the federal government or with a Governmental Authority in the State of New York, Vermont or Washington, and (vii) such additional information, documents, statements, reports and other materials as Lender may reasonably request from a credit or security perspective or otherwise from time to time.

     (c) Notices. Borrower shall promptly, and in any event within three (3) calendar days after Borrower or any authorized officer of Borrower obtains knowledge thereof, notify Lender in writing of (i) any pending or threatened litigation, suit, investigation, arbitration, dispute resolution proceeding or administrative proceeding brought or initiated by or against Borrower or otherwise affecting or involving or relating to Borrower or any of their property or assets to the extent (A) the amount in controversy exceeds $100,000, or (B) to the extent any of the foregoing seeks injunctive or declarative relief, (ii) any Default or Event of Default, which notice shall specify the nature and status thereof, the period of existence thereof and what action is proposed to be taken with respect thereto, (iii) any other development, event, fact, circumstance or condition that would reasonably be likely to have a Material Adverse Effect, in each case describing the nature and status thereof and the action proposed to be taken with respect thereto, (iv) any notice received by Borrower from any payor of a claim, suit or other action such payor has, claims or has filed against Borrower in an amount exceeding $100,000, (v) any matter(s) affecting the value, enforceability or collectability of any of the Collateral, including, without limitation, claims or disputes in the amount of $100,000 or more, singly or in the aggregate, in existence at any one time, (vi) any notice given by Borrower to any other lender of Borrower, which notice to Lender shall be accompanied by a copy of the applicable notice given to the other Lender, (vii) receipt of any notice or request from any Governmental Authority or governmental payor regarding any liability or claim of liability (other than notices received from any Governmental Authority in connection the usual and customary processing of claims by Borrower in the ordinary course of business), (viii) any notice given by or received by Borrower regarding any default, noncompliance, proposed termination, waiver or consent under the MHR Subordinated Note, the Bridge Loan, the Hills Settlement Agreement, the CIGNA Preferred Vendor Agreement, (ix) any Account becoming evidenced or secured by an Instrument or Chattel Paper or (x) the termination or revocation of any OFAC License.
     (d) Consents. Borrower shall obtain and deliver from time to time all required consents, approvals and agreements from such third parties as Lender shall determine are necessary or desirable in its sole discretion, each of which must be satisfactory to Lender in its sole discretion, with respect to (i) the Loan Documents and the transactions contemplated thereby, (ii) claims against Borrower or the Collateral, and/or (iii) any agreements, consents, documents or instruments to which Borrower is a party or by which any properties or assets of Borrower or any of the Collateral is or are bound or subject, including, without limitation, Landlord Waivers and Consents with respect to leases and Warehouse Waivers and Consents with respect to warehouse, fulfillment and similar agreements.

     (e) Operating Budget. Borrower shall furnish to Lender on or prior to the Closing Date and for each fiscal year of Borrower thereafter not later than the earlier of (i) thirty (30) calendar days after the end of each fiscal year or (ii) thirty (30) calendar days after the same is available, consolidated month by month projected operating budgets, annual projections, profit and loss statements, balance sheets and cash flow reports of and for Borrower for such upcoming fiscal year (including an income statement for each month and a balance sheet as at the end of the last month in each fiscal quarter), in each case prepared in accordance with GAAP consistently applied with prior periods.
     (f) OFAC Licenses. Borrower shall furnish to Lender, prior to engaging in any transactions or dealings which require the issuance of a license by OFAC (including, without limitation, licenses required under the Iranian Transactions Regulations, 31 C.F.R. Part 560, and the Sudanese Sanctions Regulations, 31 C.F.R. Part 538), true and correct copies of any such licenses (collectively, the “OFAC Licenses”)
     (g) Non-Compliance Fee. To the extent any of the foregoing items in this Section 6.1 are not delivered to Lender on a timely basis, Borrower shall be obligated to Lender for a daily fee equal to the greater of (i) $500, or (ii) five one-hundredths of one percent (0.05%) of the then current outstanding principal balance of the Obligations, for each day until such item is delivered to Lender, whether or not a Default or Event of Default occurs or is declared, provided that nothing shall prevent Lender from considering any failure to comply with the terms of this Section 6.1 to be a Default or an Event of Default.
     6.2 Payment of Obligations
     Borrower shall make full and timely indefeasible payment in cash of the principal of and interest on the Loans, Advances and all other Obligations.
     6.3 Conduct of Business and Maintenance of Existence and Assets
     Borrower shall (i) conduct its business in accordance with good business practices customary to the industry, (ii) engage principally in the same or similar lines of business substantially as heretofore conducted, (iii) collect its Accounts in the ordinary course of business, (iv) maintain all of its material properties, assets and equipment used or useful in its business in good repair, working order and condition (normal wear and tear excepted and except as may be disposed of in the ordinary course of business and in accordance with the terms of the Loan Documents and otherwise as determined by Borrower using commercially reasonable business judgment), (v) from time to time to make all necessary or desirable repairs, renewals and replacements thereof, as determined by Borrower using commercially reasonable business judgment, (vi) maintain and keep in full force and effect its existence and all material Permits and qualifications to do business and good standing in each jurisdiction in which the ownership or lease of property or the nature of its business makes such Permits or qualification necessary and in which failure to maintain such Permits or qualification could reasonably be expected to have a Material Adverse Effect; and (vii) remain in good standing and maintain operations in all jurisdictions in which currently located, except where the failure to maintain such good standing could not reasonably be expected to have a Material Adverse Effect.

     6.4 Compliance with Legal and Other Obligations
     Borrower shall (i) comply in all material respects with all laws, statutes, rules, regulations, ordinances and tariffs of all Governmental Authorities applicable to it or its business, assets or operations, including applicable requirements of the Standards for Privacy of Individually Identifiable Health Information which were promulgated pursuant to HIPAA; (ii) pay all taxes, assessments, fees, governmental charges, claims for labor, supplies, rent and all other obligations or liabilities of any kind, except liabilities being contested in good faith and against which adequate reserves have been established in accordance with GAAP, (iii) perform in accordance with its terms each contract, agreement or other arrangement to which it is a party or by which it or any of the Collateral is bound, except where the failure to comply, pay or perform would not reasonably be expected to have a Material Adverse Effect, (iv) maintain and comply with all material Permits necessary to conduct its business and comply with any new or additional requirements that may be imposed on it or its business, (v) properly file all Medicaid/Medicare cost reports and (vi) obtain all required OFAC Licenses prior to engaging in any transactions or dealings which require the issuance of such OFAC Licenses.
     6.5 Insurance
     Borrower shall (i) comply in all material respects with all laws, statutes, rules, regulations, ordinances and tariffs of all Governmental Authorities applicable to it or its business, assets or operations, including applicable requirements of the Standards for Privacy of Individually Identifiable Health Information which were promulgated pursuant to HIPAA; (ii) pay all taxes, assessments, fees, governmental charges, claims for labor, supplies, rent and all other obligations or liabilities of any kind, except liabilities being contested in good faith and against which adequate reserves have been established in accordance with GAAP, (iii) perform in accordance with its terms each contract, agreement or other arrangement to which it is a party or by which it or any of the Collateral is bound, except where the failure to comply, pay or perform would not reasonably be expected to have a Material Adverse Effect, (iv) maintain and comply with all material Permits necessary to conduct its business and comply with any new or additional requirements that may be imposed on it or its business, and (v) properly file all Medicaid/Medicare cost reports.

     6.6 True Books
     Borrower shall (i) keep true, complete and accurate books of record and account in accordance with commercially reasonable business practices in which true and correct entries are made of all of its and their dealings and transactions in all material respects; and (ii) set up and maintain on its books such reserves as may be required by GAAP with respect to doubtful accounts and all taxes, assessments, charges, levies and claims and with respect to its business, and include such reserves in its quarterly as well as year end financial statements.
     6.7 Inspection; Periodic Audits
     Borrower shall permit the representatives of Lender, at the expense of Borrower, from time to time during normal business hours upon reasonable notice, to (i) visit and inspect any of its offices or properties or any other place where Collateral is located to inspect the Collateral and/or to examine or audit all of its books of account, records, reports and other papers (but not more often than four (4) times per year so long as no Default or Event of Default exists), (ii) make copies and extracts therefrom, and (iii) discuss its business, operations, prospects, properties, assets, liabilities, condition and/or Accounts and Inventory with its officers and independent public accountants (and by this provision such officers and accountants are authorized to discuss the foregoing).
     6.8 Further Assurances; Post Closing
     At Borrower’s cost and expense, Borrower shall (i) take such further actions, obtain such consents and approvals and duly execute and deliver such further agreements, assignments, instructions or documents as Lender may request with respect to the purposes, terms and conditions of the Loan Documents and the consummation of the transactions contemplated thereby, and (ii) without limiting and notwithstanding any other provision of any Loan Document, execute and deliver, or cause to be executed and delivered, such agreements and documents, and take or cause to be taken such actions, and otherwise perform, observe and comply with such obligations, as are set forth on Schedule 6.8.
     6.9 Payment of Indebtedness
     Except as otherwise prescribed in the Loan Documents, Borrower shall pay, discharge or otherwise satisfy at or before maturity (subject to applicable grace periods and, in the case of trade payables, to ordinary course payment practices) all of its material obligations and liabilities, except when the amount or validity thereof is being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained by Borrower in accordance with GAAP to the satisfaction of Lender in its sole discretion.
     6.10 Lien Searches
     If Liens other than Permitted Liens exist, Borrower immediately shall take, execute and deliver all actions, documents and instruments necessary to release and terminate such Liens.
     6.11 Use of Proceeds
     Borrower shall use the proceeds from the Revolving Facility only for the purposes set forth in Section 2.1(a) and shall not loan or advance any of such proceeds to National Pharmaceuticals in excess of $300,000 per annum.

     6.12 Collateral Documents; Security Interest in Collateral
     Borrower shall (i) execute, obtain, deliver, file, register and/or record any and all financing statements, continuation statements, stock powers, instruments and other documents, or cause the execution, filing, registration, recording or delivery of any and all of the foregoing, that are necessary or required under law or otherwise or reasonably requested by Lender to be executed, filed, registered, obtained, delivered or recorded to create, maintain, perfect, preserve, validate or otherwise protect the pledge of the Collateral to Lender and Lender’s perfected first priority Lien on the Collateral (and Borrower irrevocably grants Lender the right, at Lender’s option, to file any or all of the foregoing), (ii) within two business days of learning thereof, report to Lender any reclamation, return or repossession of goods in excess of $10,000 (individually or in the aggregate), and (iii) defend the Collateral and Lender’s perfected first priority Lien thereon against all claims and demands of all Persons at any time claiming the same or any interest therein adverse to Lender, and pay all reasonable costs and expenses (including, without limitation, reasonable in-house documentation and diligence fees and legal expenses and reasonable attorneys’ fees and expenses) in connection with such defense, which may at Lender’s discretion be added to the Obligations.
     6.13 Right of First Refusal
     If at any time any Borrower or Guarantor (each, a “Credit Party”) or any of their respective Subsidiaries or Affiliates receives from a third party an offer, term sheet or commitment or makes a proposal accepted by any Person (each, an “Offer”) which provides for any type of financing (other than an offering of common stock or other equity securities which do not contain or enjoy any debt or debt-like rights or features (it being understood that preferred stock with a liquidation preference or redemption features is not considered to be debt or debt-like for purposes of this Section 6.13), which are not convertible or exchangeable into debt or debt-like instruments or which may otherwise be characterized, whether for accounting, income tax or any other purposes, as debt) to or for a Credit Party or any of its Affiliates, such Credit Party, on behalf of itself or such Affiliate, shall immediately notify such third party making the offer of Lender’s rights under this Section 6.13, and further shall immediately notify Lender of the Offer in writing (including all material terms of the Offer). Lender shall have thirty (30) calendar days after Receipt of such notice (the “Option Period”) to agree to provide similar financing in the place of such Person upon substantially the same terms and conditions (or terms more favorable to such Credit Party or Affiliate) as set forth in the Offer. Lender shall notify Credit Party or Affiliate in writing of Lender’s acceptance of the Offer pursuant hereto (the “Acceptance Notice”), in which case such Credit Party or Affiliate shall not accept the Offer from such other Person. If no Acceptance Notice has been Received from Lender within the Option Period, Credit Party or Affiliate may consummate the Offer with the other Person on the terms and conditions set forth in the Offer (the “Transaction”); provided, however, that none of foregoing or any failure by Lender to issue an Acceptance Notice shall be construed as a waiver of any of the terms, covenants or conditions of any of the Loan Documents. If the Transaction is not consummated on the terms set forth in the Offer or with the Person providing the Offer or during the ninety (90) calendar day period following the expiration of the Option Period, Credit Party shall not be permitted, and shall not permit its Affiliate, to consummate the Transaction without again complying with this Section 6.13. The provisions of this Section 6.13 shall survive the payment in full of the Obligations and termination of this Agreement for a period of one month. For purposes of this Section 6.13, “Lender” shall include CapitalSource Finance LLC and any of its parents, subsidiaries or Affiliates. The provisions of this Section 6.13 shall not apply to any Offer to an Affiliate of any Borrower or Guarantor (or any of their respective Subsidiaries or Affiliates (other than the Affiliate receiving the Offer)) if such financing is intended to be used solely for a business conducted by or to be conducted by such Affiliate which is unrelated to the business of any such Borrower or Guarantor (or any such respective Subsidiaries or Affiliates) as such business exists from time to time or may result from any acquisition, merger or similar transaction how so ever structured which is the subject of the Offer.

     6.14 Taxes and Other Charges
     (a) All payments and reimbursements to Lender made under any Loan Document shall be free and clear of and without deduction for all taxes, levies, imposts, deductions, assessments, charges or withholdings, and all liabilities with respect thereto of any nature whatsoever, excluding taxes to the extent imposed on Lender’s net income or franchise. If Borrower shall be required by law to deduct any such amounts from or in respect of any sum payable under any Loan Document to Lender, then the sum payable to Lender shall be increased as may be necessary so that, after making all required deductions, Lender receives an amount equal to the sum it would have received had no such deductions been made. Notwithstanding any other provision of any Loan Document, if at any time after the Closing Date (i) any change in any existing law, regulation, treaty or directive or in the interpretation or application thereof, (ii) any new law, regulation, treaty or directive enacted or any interpretation or application thereof, or (iii) compliance by Lender with any request or directive (whether or not having the force of law) from any Governmental Authority: (A) subjects Lender to any tax, levy, impost, deduction, assessment, charge or withholding of any kind whatsoever with respect to any Loan Document, or changes the basis of taxation of payments to Lender of any amount payable thereunder (except for net income taxes, or franchise taxes imposed in lieu of net income taxes, imposed generally by federal, state or local taxing authorities with respect to interest or commitment fees or other fees payable hereunder or changes in the rate of tax on the overall net income of Lender), or (B) imposes on Lender any other condition or increased cost in connection with the transactions contemplated thereby or participations therein; and the result of any of the foregoing is to increase the cost to Lender of making or continuing any Loan hereunder or to reduce any amount receivable hereunder, then, in any such case, Borrower shall promptly pay to Lender any additional amounts necessary to compensate Lender, on an after-tax basis, for such additional cost or reduced amount as determined by Lender. If Lender becomes entitled to claim any additional amounts pursuant to this Section 6.14 it shall promptly (but in any event within ninety (90) days of becoming aware thereof) notify Borrower of the event by reason of which Lender has become so entitled and a detailed calculation thereof, and each such notice of additional amounts payable pursuant to this Section 6.14 submitted by Lender to Borrower shall, absent manifest error, be final, conclusive and binding for all purposes.
     (b) Borrower shall promptly, and in any event within five (5) Business Days after Borrower or any authorized officer of Borrower obtains knowledge thereof, notify Lender in writing of any oral or written communication from the Internal Revenue Service or otherwise with respect to any (i) tax investigations, relating to the Borrower directly, or relating to any consolidated tax return which was filed on behalf of Borrower, (ii) notices of tax assessment or possible tax assessment, (iii) years that are designated open pending tax examination or audit, and (iv) information that could give rise to an IRS tax liability or assessment.
     6.15 Payroll Taxes
     Without limiting or being limited by any other provision of any Loan Document, Borrower at all times shall retain and use a Person acceptable to Lender to process, manage and pay its payroll taxes and shall cause to be delivered to Lender within ten (10) calendar days after the end of each calendar month a report of its payroll taxes for the immediately preceding calendar month and evidence of payment thereof. Lender acknowledges that ADP is an acceptable company engaged by Borrower to process, manage and pay its payroll taxes as of the Closing Date. Borrower acknowledges that in the event Borrower wishes to remove ADP as the company engaged to process, manage and pay its payroll taxes, it will not do so until such time that Lender has consented in writing to such change, which consent will not be unreasonably withheld.

     6.16 Inventory Covenants
     With respect to the Inventory, Borrower: (a) shall at all times maintain inventory records reasonably satisfactory to Lender, keeping correct and accurate records itemizing and describing the kind, type, quality and quantity of Inventory, Borrower’s cost therefore and daily withdrawals therefrom and additions thereto; (b) shall not remove any Inventory from the locations set forth or permitted herein, without the prior written consent of Lender, which consent shall not be unreasonably denied or delayed, except for sales of Inventory in the ordinary course of Borrower’s business and except to move Inventory directly from one location set forth or permitted herein to another such location; (c) shall produce, use, store, ship and maintain the Inventory with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with applicable laws (including the requirements of the Federal Fair Labor Standards Act of 1938, as amended and all rules, regulations and orders related thereto); (d) assumes all responsibility and liability arising from or relating to the production, use, sale or other disposition of the Inventory; (e) shall not sell Inventory to any customer on approval, or any other basis which entitles the customer to return or may obligate Borrower to repurchase such Inventory except as set forth on Schedule 5.20; (f) shall keep the Inventory in good and marketable condition; and (g) shall not, without prior written notice to Lender, acquire or accept any Inventory on consignment or approval except as set forth on Schedule 5.20.
     6.17 Diabetes Customer List Covenants
     (a) Borrower shall at all times maintain true, complete and accurate list of all Diabetes Customers in a form and manner reasonably acceptable to Lender (the “Diabetes Customer List”).
     (b) Borrower shall not later than (i) thirty (30) days after the end of each calendar quarter during the Term or (ii) immediately upon the written request of Lender deliver to the Escrow Agent in the manner set forth in the Escrow Agreement (which shall include the transmission thereof in a sealed envelope or other package) true and correct copies of the Diabetes Customer List maintained by Borrower as of such time in either (a) hard-copy paper print-out or (b) a readable, electronic format on CD or other electronic media in a form acceptable to Lender but containing, at a minimum for each Diabetes Customer, patient name and address, billing and payor information, patient number, date and amount of last shipment and cumulative balance of all shipments and, if password protected, contemporaneous delivery of the password. Lender acknowledges that the Escrow Agent shall execute and deliver a business associate agreement in a form mutually agreeable to Lender and Borrower.
     (c) At the written request of Lender, Borrower shall promptly (but in any event within 15 Business Days following its Receipt of such written request) commence to cause an appraisal to be made of the Diabetes Customer List during the Term in its Permitted Discretion, which appraisal shall be completed in a reasonable time period, be at the cost and expense of Borrower in furtherance of its healthcare operations and be conducted by an appraiser acceptable to Lender; provided that as long as no Event of Default shall have occurred and be continuing such an appraisal shall not be required to be obtained on more than one occasion during any period of twelve (12) consecutive calendar months. Lender acknowledges that the appraiser shall execute and deliver a business associate agreement in a form mutually agreeable to Lender and Borrower and any disclosures to be made by such appraiser of information subject to HIPAA to Lender shall be in compliance with such business associate agreement.
     (d) At the written request of Lender, Borrower shall promptly (but in any event within 15 Business Days following its Receipt of such written request) (but not more than twice during any period of twelve (12) consecutive calendar months unless a Default or Event of Default shall have occurred) engage Borrower’s independent certified public accounting firm or such other independent auditor selected by Borrower and reasonably acceptable to Lender, in furtherance of Borrower’s healthcare operations, to perform an audit (or similar agreed upon procedure) of the Diabetes Customer List in the possession of the Escrow Agent to confirm that (i) the Diabetes Customer List is the same list of customers in the possession of Borrower (excepting additions of Diabetes Customers thereto since the date of the submission of the last Diabetes Customer List to the Escrow Agent) and (ii) the information contained therein is true, accurate and complete and in conformance with the applicable provisions of this Agreement. Any such audits shall be completed in a reasonable period of time and be at the cost and expense of Borrower. Lender acknowledges that the auditor shall execute and deliver a business associate agreement in a form mutually agreeable to Lender and Borrower and shall not make any disclosures of “protected health information” as defined by HIPAA to Lender.

     (e) Borrower acknowledges and agrees that the Diabetes Customer List, whether now existing or hereinafter acquired or arising, constitutes a part of the Collateral granted to Lender under this Agreement.
     (f) Once all of the Obligations have been fully performed and indefeasibly paid in full in cash and this Agreement shall have been terminated, Lender shall deliver a joint written notification promptly to the Escrow Agent to terminate the Escrow Agreement and have the Diabetes Customer List then held in escrow to be returned to Borrower or as otherwise instructed by Borrower in writing.
     6.18 Increased Costs; Capital Adequacy
     (a) If any Change in Law shall:
          (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, Lender (except any such reserve requirement reflected in the Applicable Rate); or
          (ii) impose on Lender any other condition affecting this Agreement or Loans made by Lender; and
          (iii) the result of any of the foregoing shall be to increase the cost to Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by Lender hereunder (whether of principal, interest or otherwise), then Borrower will pay to Lender such additional amount or amounts as will compensate Lender for such additional costs incurred or reduction suffered.
     (b) If Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on Lender’s capital or on the capital of Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by Lender to a level below that which Lender or Lender’s holding company, as applicable, could have achieved but for such Change in Law (taking into consideration Lender’s policies and the policies of Lender’s holding company, as applicable, with respect to capital adequacy), then from time to time Borrower will pay to Lender such additional amount or amounts as will compensate Lender’s holding company, as applicable, for any such reduction suffered.

     (c) A certificate of Lender setting forth the amount or amounts necessary to compensate Lender or Lender’s holding company, as the case may be, as specified in Sections 6.18(a) and (b), shall be delivered to Borrower and shall be conclusive absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
     (d) Failure or delay on the part of Lender to demand compensation pursuant to this Section 6.18 shall not constitute a waiver of Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate Lender pursuant to this Section 6.18 for any increased costs or reductions incurred more than 180 days prior to the date Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
     6.19 Minimum Liquidity Account
     Lender and Borrower acknowledge and agree that, as additional security for the payment and performance of the Obligations, Borrower established with an FDIC insured bank (or other financial or investment institution) reasonably acceptable to Lender a depository or investment account in which Lender possesses a first priority lien and security interest pursuant to an account control agreement acceptable to Lender and its legal counsel (the “Minimum Liquidity Account”). Lender and Borrower acknowledge and agree that Borrower deposited the amount of One Million Five Hundred Thousand Dollars ($1,500,000) from the proceeds of the Term Loan in the Minimum Liquidity Account following the execution and delivery of the Third Restated Credit Agreement (the “Original Liquidity Amount”). Borrower hereby agrees to deposit an additional One Million Five Hundred Thousand Dollars ($1,500,000) from the proceeds of the Bridge Loan in the Minimum Liquidity Account on the Closing Date (the “Bridge Loan Liquidity Amount”). Notwithstanding anything contained in the Loan Documents to the contrary, upon the occurrence and during the continuance of an Event of Default Lender may apply amounts held in the Minimum Liquidity Account to the Obligations at such times and in such amounts as Lender shall from time to time determine in its sole and absolute discretion. Lender hereby acknowledges and agrees that, so long as no Default or Event of Default shall have occurred and be continuing, the Bridge Loan Liquidity Amount shall be released to Borrower from the Minimum Liquidity Account on the Merger Effective Date. Borrower acknowledges and agrees that the Bridge Loan Liquidity Amount shall be retained in the Minimum Liquidity Account in the event that the Voluntary Series A Conversion occurs and may be applied to the Obligations upon the occurrence and during the continuance of an Event of Default at such times and in such amounts as Lender shall from time to time determine in its sole and absolute discretion. In addition, Lender hereby acknowledges and agrees that, when the outstanding principal amount of the Term Loan is less than or equal to One Million Five Hundred Thousand Dollars ($1,500,000), and so long as no Default or Event of Default shall have occurred and be continuing, Borrower shall be permitted to use the Original Liquidity Amount to pay the regularly scheduled installments of principal required by Section 2.6(a) with respect to the Term Loan.
     6.20 Additional Subsidiaries
     If at any time after the Closing Date any Borrower shall form or acquire any new Subsidiary, such Borrower shall promptly, and in any event not later than fifteen calendar days after the creation or acquisition of such Subsidiary (or, if in connection with a Permitted Acquisition, upon the closing date thereof), execute, and cause such new Subsidiary to execute, and deliver to Lender such joinder agreements and amendments to this Agreement and the other Loan Documents, including executing and delivering allonges or counterparts to any Notes to the extent issued hereunder in form and substance satisfactory to Lender and providing such other documentation as Lender may reasonably request, including, without limitation, UCC searches, as applicable, and filings, legal opinions and corporate authorization documentation, and to take such other actions in each case as Lender deems necessary or advisable to (a) join and make such new Subsidiary a co-Borrower hereunder and thereunder, subject to all the rights and benefits and obligations and burdens of a Borrower hereunder and (b) grant to Lender a perfected first priority security interest in the Collateral subject to no Liens other than the Permitted Liens.

VII. NEGATIVE COVENANTS
     Each Borrower, jointly and severally, covenants and agrees that, until full performance and satisfaction, and indefeasible payment in full in cash, of all of the Obligations and termination of this Agreement:
     7.1 Financial Covenants
     Borrower shall not violate the financial covenants set forth on (A) Annex I.A. to this Agreement, which is incorporated herein and made a part hereof, at any time prior to the earlier of the Merger Effective Date or the Voluntary Series A Conversion Date and (B) Annex I.B. to this Agreement, which is incorporated herein and made a part hereof, at any time following the earlier of the Merger Effective Date or the Voluntary Series A Conversion Effective Date.
     7.2 Permitted Indebtedness
     Borrower shall not create, incur, assume or suffer to exist any Indebtedness, except the following (collectively, “Permitted Indebtedness”): (i) Indebtedness under the Loan Documents, (ii) any Indebtedness set forth on Schedule 7.2, (iii) Capitalized Lease Obligations incurred after April 30, 2004 and Indebtedness incurred pursuant to purchase money Liens permitted by Section 7.3(v), provided that the aggregate amount of such Capitalized Lease Obligations and purchase money indebtedness outstanding at any time shall not exceed $250,000, (iv) Indebtedness in connection with advances made by a stockholder in order to cure any default of the financial covenants set forth on Annex I.A. and Annex I.B.; provided, however, that such Indebtedness shall be on an unsecured basis, subordinated in right of repayment and remedies to all of the Obligations and to all of Lender’s rights pursuant to a subordination agreement in form and substance satisfactory to Lender; (v) accounts payable to trade creditors and current operating expenses (other than for borrowed money) which are not aged more than 120 calendar days from the billing date or more than 30 days from the due date, in each case incurred in the ordinary course of business and paid within such time period, unless the same are being contested in good faith and by appropriate and lawful proceedings and such reserves, if any, with respect thereto as are required by GAAP and deemed adequate by Borrower’s independent accountants shall have been reserved; (vi) Indebtedness incurred in the ordinary course of business and not exceeding $100,000 individually or in the aggregate outstanding at any one time, provided, however, that such Indebtedness shall be on an unsecured basis, subordinated in right of repayment and remedies to all of the Obligations and to all of Lender’s rights pursuant to a subordination agreement in form and substance satisfactory to Lender; (vii) Permitted Subordinated Debt, and (viii) Indebtedness consisting of unsecured Deferred Purchase Price Obligations. Borrower shall not make prepayments on any existing or future Indebtedness in excess of $100,000 to any Person other than to Lender or to the extent specifically permitted by this Agreement or any subsequent agreement between Borrower and Lender.

     7.3 Permitted Liens
     Borrower shall not create, incur, assume or suffer to exist any Lien upon, in or against, or pledge of, any of the Collateral, or any of its properties or assets or any of its authorized but unissued or treasury shares, securities or other equity or ownership or partnership interests, whether now owned or hereafter acquired, except the following (collectively, “Permitted Liens”): (i) Liens under the Loan Documents or otherwise arising in favor of Lender, (ii) Liens imposed by law for taxes (other than payroll taxes), assessments or charges of any Governmental Authority for claims not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained by such Person in accordance with GAAP to the satisfaction of Lender in its sole discretion, (iii) (A) statutory Liens of landlords (provided that any such landlord has executed a Landlord Waiver and Consent in form and substance satisfactory to Lender) and of carriers, warehousemen (provided that any such warehousemen have executed a Warehouse Waiver and Consent in form and substance satisfactory to Lender), mechanics, materialmen, and (B) other Liens imposed by law or that arise by operation of law in the ordinary course of business from the date of creation thereof, in each case only for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained by such Person in accordance with GAAP to the satisfaction of Lender in its sole discretion, (iv) Liens (A) incurred or deposits made in the ordinary course of business (including, without limitation, surety bonds and appeal bonds) in connection with workers’ compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, leases, contracts (other than for the repayment of Indebtedness), statutory obligations and other similar obligations, or (B) arising as a result of progress payments under government contracts, (v) purchase money Liens (A) securing Indebtedness permitted under Section 7.2(iii), or (B) in connection with the purchase by such Person of equipment in the normal course of business, provided that such payables shall not exceed any limits on Indebtedness provided for herein and shall otherwise be Permitted Indebtedness hereunder, (vi) Liens securing the MHR Subordinated Debt and the Bridge Loan, and (vii) Liens disclosed on Schedule 7.3; provided, that the Lien in favor of Gilbraltar Bank, FSB shall not extend to any additional collateral or secure any Indebtedness in excess of $300,000.
     7.4 Investments; New Facilities or Collateral; Subsidiaries
     Borrower, directly or indirectly, shall not (i) purchase, own, hold, invest in or otherwise acquire obligations or stock or securities of, or any other interest in, or all or substantially all of the assets of, any Person or any joint venture, or (ii) make or permit to exist any loans, advances or guarantees to or for the benefit of any Person or assume, guarantee, endorse, contingently agree to purchase or otherwise become liable for or upon or incur any obligation of any other Person (other than those created by the Loan Documents and Permitted Indebtedness and other than (A) trade credit extended in the ordinary course of business, (B) advances for business travel and similar temporary advances made in the ordinary course of business to officers, directors and employees, and (C) the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business). Borrower, directly or indirectly, shall not purchase, own, operate, hold, invest in or otherwise acquire any facility, property or assets or allow the warehousing, location or storage of any Collateral other than at the locations set forth on Schedule 5.18B unless Borrower shall provide to Lender at least thirty (30) Business Days prior written notice. Borrower shall have no Subsidiaries other than (i) those Subsidiaries , if any, existing on the Closing Date and set forth in Schedule 5.3 and (ii) those Subsidiaries permitted to be formed in connection with Permitted Acquisitions.
          (i) Notwithstanding any provision of this Section 7.4 to the contrary, following the earlier of the Merger Effective Date and the Voluntary Series A Conversion Effective Date, Borrower may acquire obligations or stock or securities of, or any other interest in, or all or substantially all of the assets of, any Person or any joint venture to the extent permitted by the Permitted Acquisition Expenditure covenant set forth in Annex I.B. attached hereto; provided that the following terms and conditions are satisfied (each, a “Permitted Acquisition”):

          (a) immediately before, and immediately after giving effect to, the proposd Permitted Acquisition, no Default or Event of Default shall have occurred and be continuing, or would result;
          (b) no proceeds of the Loans are used to finance any portion of the purchase price for the proposed Permitted Acquisition;
          (c) Borrower will not incur or assume any Indebtedness or other contingent liabilities or obligations in connection with the proposed Permitted Acquisition other than Deferred Purchase Price Obligations as permitted under this Agreement;
          (d) the portion, if any, of the purchase price for the proposed Permitted Acquisition which consists of Indebtedness constituting Deferred Purchase Price Obligations shall be unsecured and shall qualify as Permitted Subordinated Debt;
          (e) after giving effect to the proposed Permitted Acquisition Borrower shall be in compliance with respect to its obligations under Sections 6.3 and 6.20;
          (f) If the proposed Acquisition involves a new business premises or warehouse, Lender shall receive a Landlord Waiver and Consent or Warehouse Waiver and Consent, as applicable;
          (g) none of the obligations of Borrower in respect of the proposed Permitted Acquisition would, if performed by Borrower, result in a breach of any provision of this Agreement or any other Loan Document;
          (h) in connection with any acquisition of Capital Stock in any Person, such acquisition will result in control by a Borrower of (i) the majority of all Capital Stock in such Person and (ii) the majority of all voting Capital Stock in the such Person (which shall permit, among other things, Borrower to appoint all the members of the board of directors or other applicable governing or managing body of such Person);
          (i) Agent shall have received (or shall receive in connection with the closing of the proposed Permitted Acquisition) for the benefit of Lender a first priority perfected security interest (subject to Permitted Liens) in all property which would constitute Collateral (including, without limitation, if required by Agent, the Capital Stock of the Person being acquired) acquired pursuant to the proposed Permitted Acquisition; and
          (j) Borrower shall deliver to Lender for its review and approval at least ten (10) Business Days prior to the closing date of the proposed Permitted Acquisition (i) a Compliance Certificate for the period of four fiscal quarters immediately following such proposed Permitted Acquisition (prepared in good faith and in a manner and using a methodology consistent with the most recent financial statements delivered pursuant to Section 6.1(a)) giving pro forma effect to the consummation of such acquisition and demonstrating, to the reasonable satisfaction of Agent, that Borrower will be in compliance on a pro forma basis with the financial covenants set forth in Annex I.B. attached hereto after the consummation of the proposed Permitted Acquisition, (ii) the draft versions of the asset/stock purchase agreement, bill of sale, assignment, non-competition and/or non-solicitation agreement, and other material transaction documents; (iii) copies of UCC search reports (together with copies of underlying UCC financing statements) from a reputable corporate search company against the seller of the assets, (iv) a copy of the corporate due diligence obtained by Borrower to verify the legal name and state of organization of the seller of the assets, and (v) payoff letters from the holders of any Liens covering the assets to be purchased (which payoff letter shall authorize the filing of termination statements with respect to such Liens upon the receipt of the funds specified in the payoff letter) and, if Lender does not provide any objections or comments to the proposed Permitted Acquisition within three (3) Business Days of the delivery thereof to Lender, all of the foregoing shall be deemed to be satisfactory in form and substance to and consented to by Lender.

          (ii) Borrower shall deliver to Lender as soon as practicable (but not later than seven (7) Business Days) following the closing date of the proposed Permitted Acquisition the final, execution versions of the asset/stock purchase agreement, bill of sale, assignment, non-competition and/or non-solicitation agreement, and other material transaction documents, together with a copy of (a) any resolutions of the seller’s board of directors, managers or otherwise authorizing the transaction and (b) a certificate stating that the Permitted Acquisition has been closed in accordance with the terms and conditions of this Agreement.
          (iii) Borrower shall have collaterally assigned (or caused to be assigned) to Lender the purchase agreement, non-compete agreements and restrictive covenants, if any, arising out of such Permitted Acquisition (and the consent of the person bound thereby shall either have been obtained or shall not be required) and, if required by Lender, executed such documents, agreements and instruments and granted such liens and security interests as may be required by Lender and its legal counsel.
          (iv) Borrower shall promptly take such actions, and execute and deliver such documents, agreements and instruments as Lender and its legal counsel shall require to insure that Lender obtains (subject to Permitted Liens) a first priority perfected Lien on any of the assets acquired by Borrower in connection with the proposed Permitted Acquisition, including but not being limited to uniform commercial code financing statements and termination statements, all of the foregoing to be acceptable to Lender and its legal counsel.
All documents, agreements, instruments and other information required to be delivered to Lender under this Section 7.4 shall be sent to the following persons at the addresses set forth below (or to such other persons and such other address as such party may hereafter specify in a notice given in the manner required under this Section 12.5 of this Agreement):

Todd Gordon
Director
CapitalSource Finance LLC
4445 Willard Avenue, 12th Floor
Chevy Chase, MD 20815
Telephone: (301) 841-2978
Facsimile: (301) 841-2340

John F. Wolter
Updike, Kelly & Spellacy, P.C.
P.O. Box 231277
One State Street
Hartford, CT 06123-1277
Telephone: (860) 548-2645
Facsimile: (860) 548-6072
Any delivery under this Section 7.4 shall be given, and shall be deemed to have been received by Lender, in the manner specified, and as otherwise set forth, in Section 12.5.

     7.5 Dividends; Redemptions
          Borrower shall not (i) declare, pay or make any dividend or Distribution on any shares of capital stock or other securities or interests (other than dividends or Distributions payable in its stock, or split-ups or reclassifications of its stock), (ii) apply any of its funds, property or assets to the acquisition, redemption or other retirement of any capital stock or other securities or interests or of any options to purchase or acquire any of the foregoing (provided, however, that Borrower may redeem its capital stock from terminated employees pursuant to, but only to the extent required under, the terms of the related employment agreements as long as no Default or Event of Default has occurred and is continuing or would be caused by or result from the payment thereof and as long as the aggregate amount of payments made to such terminating employees in any fiscal year does not exceed $100,000), (iii) otherwise make any payments or Distributions to any stockholder, member, partner or other equity owner in such Person’s capacity as such, or (iv) make any payment of any Management or Service Fee, except as permitted under the Management Fee Subordination Agreement (“Management Fee Payment”); provided, however, Borrower may make (x) payments for redemptions or puts as contemplated by Section 5 of the MHR Subordinated Note to the extent that such payments are not otherwise prohibited under the terms of the MHR Subordination Agreement and (a)[PENDING MHR CONFIRMATION, if such redemption occurs under Section 5(a) of the MHR Subordinated Note, the Obligations are being simultaneously paid in full in cash], (b) if such redemption occurs under Section 5(b) thereof, either Lender has consented thereto or the Obligations are being simultaneously paid in full in cash or (c) if such redemption occurs under Section 5(c) of the MHR Subordinated Note, either Lender has consented thereto or the Obligations are being simultaneously paid in full in cash, and (y) other payments with respect to the MHR Subordinated Note to the extent such payments are not prohibited under the terms of the MHR Subordination Agreement; provided, further, that Borrower shall not make or suffer to exist any such payment described in (i) through (iv) above if a Default of Event of Default has occurred and is continuing or would result therefrom. In the event payment of any Management Fee Payment would be restricted by the foregoing provisions, such Management Fee Payment may be accrued during the period payment thereof is so restricted and such Management Fee Payment will be permitted to be paid when such restriction no longer exists, provided at the time of payment thereof no Event of Default would arise as a result of such payment.
     7.6 Transactions with Affiliates
          Borrower shall not enter into or consummate any transaction of any kind with (i) any of its Affiliates or (ii) any Guarantor or any of their respective Affiliates other than: (a) salary, bonus, severance, employee stock option and other compensation and employment arrangements with directors or officers in the ordinary course of business, provided, that no payment of any bonus or severance shall be permitted if a Default or Event of Default has occurred and remains in effect or would be caused by or result from such payment and provided further that, regardless of whether a Default or Event of Default shall have occurred and remain in effect or would be caused by or result from such payment, bonus and severance payments may be paid from the proceeds of Qualified Equity Investments specifically allocated for such purposes, (b) Distributions and dividends (including any Management Fee Payment) permitted pursuant to Section 7.5, (c) transactions with Lender or any Affiliate of Lender, (d) payments permitted under and pursuant to written agreements entered into by and between Borrower and one or more of its Affiliates that both (A) reflect and constitute transactions on overall terms at least as favorable to Borrower as would be the case in an arm’s-length transaction between unrelated parties of equal bargaining power, and (B) are subject to such terms and conditions as determined by Lender in its sole discretion; provided, that notwithstanding the foregoing clauses (A) and (B) above Borrower shall not (Y) enter into or consummate any transaction or agreement pursuant to which it becomes a party to any mortgage, note, indenture or guarantee evidencing any Indebtedness of any of its Affiliates or otherwise to become responsible or liable, as a guarantor, surety or otherwise, pursuant to agreement for any Indebtedness of any such Affiliate, or (Z) make any payment (other than payments otherwise permitted under this Section 7.6, to any of its Affiliates in excess of $10,000 without the prior written consent of Lender, (e) transactions with ComVest as set forth in the Merger Agreement, the Bridge Loan Agreement, the Preferred Stock Documents and the Management Agreement, (f) additional Qualified Equity Investments, (g) as long as no Default or Event of Default shall have occurred and be continuing, and, notwithstanding clause (d) above, transactions with ComVest and its Affiliates on terms that reflect and constitute transactions on overall terms at least as favorable to Borrower as would be the case in an arm’s-length transaction between unrelated parties of equal bargaining power as long as, in connection with any such transaction involving the payment of management, consulting, retainer or similar fees, a Subordination Agreement is executed and delivered in favor of Lender and (h) subject to the MHR Subordination Agreement, transactions with MHR contemplated by the MHR Subordinated Note, the Investment Unit Purchase Agreement, dated as of February 28, 2005, by and among MHR and the Borrower and the other “Transaction Documents” as defined therein, the Acknowledgment, dated as of April 15, 2009, by and among MHR and the Borrower, each as amended, and transactions with MHR contemplated by the Limited Waiver and Consent to Convertible Secured Notes dated April 30, 2009 by and among the Borrower, MHR and the other parties thereto.

     7.7 Charter Documents; Fiscal Year; Name; Jurisdiction of Organization; Dissolution; Use of Proceeds
          Borrower shall not (i) amend, modify, restate or change its certificate of incorporation or formation or bylaws or similar charter documents in a manner that would be adverse to Lender (although Borrower shall be permitted to amend and/or restate its certificate of incorporation as contemplated by the Merger Agreement and the Preferred Stock Purchase Agreement), (ii) change its fiscal year unless Borrower demonstrates to Lender’s satisfaction compliance with the covenants contained herein for both the fiscal year in effect prior to any change and the new fiscal year period by delivery to Lender of appropriate interim and annual pro forma, historical and current compliance certificates for such periods and such other information as Lender may reasonably request, (iii) without at least 20 days prior written notice to Lender, change its name or change its jurisdiction of organization; (iv) amend, alter or suspend or terminate or make provisional in any material way, any Permit without the prior written consent of Lender, which consent shall not be unreasonably withheld, (v) wind up, liquidate or dissolve (voluntarily or involuntarily) or commence or suffer any proceedings seeking or that would result in any of the foregoing, or (vi) use any proceeds of any Advance for “purchasing” or “carrying” “margin stock” as defined in Regulations U, T or X of the Board of Governors of the Federal Reserve System.
     7.8 Truth of Statements
          Borrower shall not furnish to Lender any certificate or other document that contains any untrue statement of a material fact or that omits to state a material fact necessary to make it not misleading in light of the circumstances under which it was furnished.
     7.9 IRS Form 8821
          Borrower shall not alter, amend, restate, or otherwise modify, or withdraw, terminate or re-file the IRS Form 8821 required to be filed pursuant to the Conditions Precedent in Section 4.1 hereof.

     7.10 Transfer of Assets
          Notwithstanding any other provision of this Agreement or any other Loan Document, Borrower shall not sell, lease, transfer, assign or otherwise dispose of any interest in any properties or assets (other than obsolete equipment or excess equipment no longer needed in the conduct of the business in the ordinary course of business and sales of Inventory in the ordinary course of business), or agree to do any of the foregoing at any future time, except that:
          (a) Borrower may lease (as lessee) real or personal property or surrender all or a portion of a lease of the same, in each case in the ordinary course of business (so long as such lease does not create or result in and is not otherwise a Capitalized Lease Obligation prohibited under this Agreement), provided that a Landlord Waiver and Consent and such other consents as are required by Lender are signed and delivered to Lender with respect to any lease of real or other property, as applicable, if such real or other property serves as corporate headquarters or a billing office, if any books or records, Accounts or other properties relating to Accounts are located thereat or if other assets in excess of $10,000 are maintained at such property;
          (b) Borrower may arrange for the warehousing, fulfillment or storage of Inventory at locations not owned or leased by Borrower, in each case in the ordinary course of business, provided that a Warehouse Waiver and Consent and such other consents as are required by Lender are signed and delivered to Lender with respect to any such location;
          (c) Borrower may license or sublicense Intellectual Property or customer lists from third parties in the ordinary course of business, provided, that such licenses or sublicenses shall not interfere with the business or other operations of Borrower and that Borrower’s rights, title and/or interest in or to such Intellectual Property and customer lists and interests therein are pledged to Lender as further security for the Obligations and included as part of the Collateral if permitted in accordance with its terms; and
          (d) Borrower may consummate such other sales or dispositions of property or assets (including any sale or transfer or disposition of all or any part of its assets and thereupon and within one year thereafter rent or lease the assets so sold or transferred) only to the extent prior written notice has been given to Lender and to the extent Lender has given its prior written consent thereto, subject in each case to such conditions as may be set forth in such consent.
     7.11 Payment on Permitted Subordinated Debt
          Except as permitted by the Subordination Agreement relating to such Permitted Subordinated Debt, Borrower shall not (i) make any prepayment of any part or all of any Permitted Subordinated Debt, (ii) repurchase, redeem or retire any instrument evidencing any such Permitted Subordinated Debt prior to maturity, or (iii) enter into any agreement (oral or written) which could in any way be construed to amend, modify, alter or terminate any one or more instruments or agreements evidencing or relating to any Permitted Subordinated Debt in a manner adverse to Lender, as determined by Lender in its sole discretion.

     7.12 Diabetes Customer Lists
          Borrower shall not sell, lease or otherwise dispose of any Diabetes Customer List, permit any Diabetes Customer List to be subject to any Lien or provide or permit access to any Diabetes Customer List to any Person other than Lender, the Escrow Agent or as otherwise required by applicable law.
     7.13 OFAC
          No Credit Party nor any Subsidiary of any Credit Party (i) will be or become a Person whose Property or interests in Property are blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism (66 Fed. Reg. 49079(2001), (ii) will engage in any dealings or transactions prohibited by Section 2 of such executive order, or otherwise be associated with any such Person in any manner violative of Section 2 of such executive order, or (iii) otherwise will become a Person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other OFAC regulation or executive order. Further, no Credit Party nor any Subsidiary of any Credit Party shall engage in any dealings or transactions in violation of the Trade Sanctions Reform and Export Enhancement Act of 2000, OFAC’s Iranian Transactions Regulations, 31 C.F.R. Part 560, and Sudanese Sanctions Regulations, 31 C.F.R. Part 538 or any other applicable OFAC regulation or executive order.
     7.14 Modifications of Certain Documents
          (a) Borrower shall not amend, modify, supplement or cancel, or waive any other party’s compliance with, any provision of any of the Merger Documents, except for amendments and supplements to the Company Disclosure Schedule or the Parent Disclosure Schedule (as such terms are defined in the Merger Agreement), amendments pursuant to Section 5.3(c) of the Merger Agreement and waivers of conditions precedent pursuant to Article VI of the Merger Agreement.
          (b) Borrower shall not amend, modify, supplement or cancel, or waive any other party’s compliance with, any provision of the Bridge Loan Agreement, except for amendments in connection with transactions contemplated by Section 5.3(c) of the Merger Agreement or for amendments which decrease the rate of interest applicable thereunder or extend the maturity date of the Bridge Loan.
          (c) Borrower shall not amend, modify, supplement or cancel, or waive any other party’s compliance with, any provision of any of the Hills Settlement Agreement except as permitted under the Hills Subordination Agreement.
          (d) Borrower shall not amend, modify, supplement or cancel, or waive any other party’s compliance with, any provision of any of the Preferred Stock Purchase Documents, except for amendments in connection with transactions contemplated by Section 5.3(c) of the Merger Agreement and amendments necessary to permit any Qualified Equity Investment or the Voluntary Series A Conversion Equity Investment.

VIII. EVENTS OF DEFAULT
     8.1 Events Constituting Events of Default
          The occurrence of any one or more of the following shall constitute an “Event of Default:”
          (a) Borrower shall fail to pay any amount on the Obligations or provided for in any Loan Document when due (whether on any payment date, at maturity, by reason of acceleration, by notice of intention to prepay, by required prepayment or otherwise);
          (b) any representation, statement or warranty made or deemed made by Borrower or any Guarantor in any Loan Document or in any other certificate, document, report or opinion delivered in conjunction with any Loan Document to which it is a party, shall not be true and correct in all material respects or shall have been false or misleading in any material respect on the date when made or deemed to have been made (except to the extent already qualified by materiality, in which case it shall be true and correct in all respects and shall not be false or misleading in any respect);
          (c) Borrower or any Guarantor or other party thereto other than Lender shall be in violation, breach or default of, or shall fail to perform, observe or comply with any covenant, obligation or agreement set forth in, any Loan Document and such violation, breach, default or failure shall not be cured within the applicable period set forth in the applicable Loan Document; provided that, with respect to the affirmative covenants set forth in Article VI (other than Sections 6.1(c), 6.2, 6.3(i), (ii) and (iii), 6.5, 6.8, 6.9, 6.11, 6.17 and 6.19 for which there shall be no cure period), there shall be a fifteen (15) calendar day cure period commencing from the earlier of (i) Receipt by such Person of written notice of such breach, default, violation or failure, and (ii) the time at which such Person or any authorized officer thereof knew or became aware, or should have known or been aware, of such failure, violation, breach or default, but no Advances will be made during the cure period;
          (d) (i) any of the Loan Documents ceases to be in full force and effect, or (ii) any Lien created thereunder ceases to constitute a valid perfected first priority Lien on the Collateral in accordance with the terms thereof (other than as a result of the action or inaction of Lender), or Lender ceases to have a valid perfected first priority security interest in any of the Collateral or any securities pledged to Lender pursuant to the Security Documents;
          (e) one or more tax assessments, judgments or decrees is rendered against any Borrower or Guarantor in an amount in excess of $50,000 individually or $100,000 in the aggregate, which is/are not satisfied, stayed, vacated or discharged of record within thirty (30) calendar days of being rendered but no Advances will be made before the judgment is stayed, vacated or discharged;
          (f) (i) any default occurs, which is not cured or waived, (x) in the payment of any amount with respect to any Indebtedness for borrowed money (other than the Obligations) of any Borrower or Guarantor in excess of $100,000, (y) in the performance, observance or fulfillment of any provision contained in any agreement, contract, document or instrument to which any Borrower or Guarantor is a party or to which any of their properties or assets are subject or bound under or pursuant to which any Indebtedness was issued, created, assumed, guaranteed or secured and such default continues for more than any applicable grace period or permits the holder of any Indebtedness to accelerate the maturity thereof, or (z) in the performance, observance or fulfillment of any provision contained in any agreement, contract, document or instrument between any Borrower or Guarantor and Lender or any Affiliate of Lender (other than the Loan Documents), or (ii) any Indebtedness of any Borrower or any Guarantor is declared to be due and payable or is required to be prepaid (other than by a regularly scheduled payment) prior to the stated maturity thereof, or any obligation of such Person for the payment of Indebtedness (other than the Obligations) is not paid when due or within any applicable grace period, or any such obligation becomes or is declared to be due and payable before the expressed maturity thereof, or there occurs an event which, with the giving of notice or lapse of time, or both, would cause any such obligation to become, or allow any such obligation to be declared to be, due and payable;

          (g) any Borrower or Guarantor shall (i) be unable to pay its debts generally as they become due, (ii) have total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) that exceed its assets, at a Fair Valuation, (iii) have an unreasonably small capital base with which to engage in its anticipated business, (iv) file a petition under any insolvency statute, (v) make a general assignment for the benefit of its creditors, (vi) commence a proceeding for the appointment of a receiver, trustee, liquidator or conservator of itself or of the whole or any substantial part of its property, or (vii) file a petition seeking reorganization or liquidation or similar relief under any Debtor Relief Law or any other applicable law or statute;
          (h) a court of competent jurisdiction shall (A) enter an order, judgment or decree appointing a custodian, receiver, trustee, liquidator or conservator of any Borrower or Guarantor or the whole or any substantial part of any such Person’s properties, which shall continue unstayed and in effect for a period of thirty (30) calendar days, (B) shall approve a petition filed against any Borrower or Guarantor seeking reorganization, liquidation or similar relief under any Debtor Relief Law or any other applicable law or statute, which is not dismissed within thirty (30) calendar days or, (C) under the provisions of any Debtor Relief Law or other applicable law or statute, assume custody or control of any Borrower or Guarantor or of the whole or any substantial part of any such Person’s properties, which is not irrevocably relinquished within thirty (30) calendar days, or (ii) there is commenced against any Borrower or Guarantor any proceeding or petition seeking reorganization, liquidation or similar relief under any Debtor Relief Law or any other applicable law or statute and either (A) any such proceeding or petition is not unconditionally dismissed within thirty (30) calendar days after the date of commencement, or (B) any Borrower or Guarantor takes any action to indicate its approval of or consent to any such proceeding or petition, but no Advances will be made before any such order, judgment or decree described above is stayed, vacated or discharged, any such petition described above is dismissed, or any such custody or control described above is relinquished;
          (i) (i) any Change of Control (other than a Change of Control resulting from the consummation of the Merger or the Voluntary Series A Conversion) occurs or any agreement or commitment to cause or that may result in any such Change of Control is entered into, (ii) any Material Adverse Effect, or Material Adverse Change occurs or is reasonably expected to occur, (iii) any Liability Event occurs or is reasonably expected to occur, or (iv) any Borrower or Guarantor ceases a material portion of its business operations as currently conducted;
          (j) Lender receives any indication or evidence that any Borrower or Guarantor may have directly or indirectly been engaged in any type of activity which, in Lender’s judgment, is likely to result in forfeiture of any property to any Governmental Authority which shall have continued unremedied for a period of ten (10) calendar days after written notice from Lender (but no Advances will be made before any such activity ceases);
          (k) an Event of Default occurs under any other Loan Document;
          (l) uninsured damage to, or loss, theft or destruction of, any portion of the Collateral occurs that exceeds $100,000 in the aggregate;
          (m) any Borrower or Guarantor or any of their respective directors or senior officers is criminally indicted or convicted under any law that could lead to a forfeiture of any Collateral;

          (n) the issuance of any process for levy, attachment or garnishment or execution upon or prior to any judgment against any Borrower or Guarantor or any of their property or assets which is/are not satisfied, stayed, vacated or discharged of record within thirty (30) calendar days of being issued;
          (o) any Borrower or Guarantor does, or enters into or becomes a party to any agreement or commitment to do, or cause to be done, any of the things described in this Article VIII or otherwise prohibited by any Loan Document (subject to any cure periods set forth therein);
          (p) any default or event of default shall occur under (i) the MHR Subordinated Note, the Hills Settlement Agreement, the Bridge Loan Documents, the Preferred Stock Purchase Documents or any of the documents, agreements and instruments evidencing, securing or otherwise relating to the MHR Subordinated Debt, the Hills Settlement Agreement, the Bridge Loan Documents or the Preferred Stock Purchase, provided such default or event of default is not cured within any applicable cure periods;
          (q) the Merger shall be consummated without the satisfaction of the conditions set forth in Section 4.2 or the Voluntary Series A Conversion shall be consummated without the satisfaction of the conditions set forth in Section 4.3; or
          (r) Borrower or any Guarantor or other party thereto other than Lender shall be in violation, breach or default of, or shall fail to perform, observe or comply with any covenant, obligation or agreement set forth in, any document governing the relations between any Borrower with any Affiliate and such violation, breach, default or failure shall not be cured within the applicable period set forth in that document;
then, and in any such event, notwithstanding any other provision of any Loan Document, Lender may, without notice or demand, do any of the following: (i) terminate its obligations to make Advances hereunder, whereupon the same shall immediately terminate and (ii) declare all or any of the Loans, all interest thereon and all other Obligations to be due and payable immediately (except in the case of an Event of Default under Section 8.1(d), (g), (h) or (i)(iii), in which event all of the foregoing shall automatically and without further act by Lender be due and payable, provided that, with respect to non-material breaches or violations that constitute Events of Default under clause (ii) of Section 8.1(d), there shall be a three (3) Business Day cure period (but no Advances will be made during any such cure period) commencing from the earlier of (A) Receipt by the applicable Person of written notice of such breach or violation or of any event, fact or circumstance constituting or resulting in any of the foregoing, and (B) the time at which such Person or any authorized officer thereof knew or became aware, or should have known or been aware, of such breach or violation and resulting Event of Default or of any event, fact or circumstance constituting or resulting in any of the foregoing), in each case without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower.

IX. RIGHTS AND REMEDIES AFTER DEFAULT
     9.1 Rights and Remedies
     (a) In addition to the acceleration provisions set forth in Article VIII above, upon the occurrence and continuation of an Event of Default, Lender shall have the right to exercise any and all rights, options and remedies provided for in the Loan Documents, under the UCC or at law or in equity, including, without limitation, the right to (i) apply any property of any Borrower held by Lender to reduce the Obligations, (ii) foreclose the Liens created under the Security Documents, (iii) realize upon, take possession of and/or sell any Collateral or securities pledged (other than Collateral consisting of Accounts owed or owing by Medicaid/Medicare Account Debtors absent a court order or compliance with applicable law) with or without judicial process (subject, in the case of the Diabetes Customer Lists only, to the provisions of (x) subsection (b) of this Section 9.1 and (y) Section 9.4), (iv) exercise all rights and powers with respect to the Collateral as any Borrower, as applicable, might exercise (other than with respect to Collateral consisting of Accounts owed or owing by Medicaid/Medicare Account Debtors absent a court order or compliance with applicable law), (v) collect and send notices regarding the Collateral (other than with respect to Collateral consisting of Accounts owed or owing by Medicaid/Medicare Account Debtors absent a court order or compliance with applicable law), with or without judicial process, (vi) by its own means or with judicial assistance, enter any premises at which Collateral and/or pledged securities are located, or render any of the foregoing unusable or dispose of the Collateral and/or pledged securities on such premises without any liability for rent, storage, utilities, or other sums, and no Borrower shall resist or interfere with such action, (vii) at Borrower’s expense, require that all or any part of the Collateral be assembled and made available to Lender at any place designated by Lender, (viii) reduce or otherwise change the Facility Cap, (ix) relinquish or abandon any Collateral or securities pledged or any Lien thereon and/or (x) continue to charge all interest, fees and other amounts provided under this Agreement on the Minimum Balance regardless of whether Advances are made or outstanding. Notwithstanding any provision of any Loan Document, Lender shall have the right, at any time that Borrower fails to do so, and from time to time, without prior notice, to: (i) obtain insurance covering any of the Collateral to the extent required hereunder or Lender to the extent required under Landlord Waiver and Consent or Warehouse Waiver and Consent; (ii) pay for the performance of any of Obligations; (iii) discharge taxes or Liens on any of the Collateral that are in violation of any Loan document unless Borrower is in good faith with due diligence by appropriate proceedings contesting those items; and (iv) pay for the maintenance and preservation of the Collateral, including the payment of rent, warehouse fees or other per diem charges if required under any Landlord Waiver and Consent or Warehouse Waiver and Consent. Such expenses and advances shall be added to the Obligations until reimbursed to Lender and shall be secured by the Collateral, and such payments by Lender shall not be construed as a waiver by Lender of any Event of Default or any other rights or remedies of Lender.
     (b) Borrower agrees that notice received by it at least ten (10) calendar days before the time of any intended public sale, or the time after which any private sale or other disposition of Collateral (fifteen (15) calendar days in the case of any intended public sale, or the time after which any private sale or other disposition of the Diabetes Customer List) is to be made, shall be deemed to be reasonable notice of such sale or other disposition. If permitted by applicable law, any perishable Collateral which threatens to speedily decline in value or which is sold on a recognized market may be sold immediately by Lender without prior notice to Borrower. At any sale or disposition of Collateral or securities pledged, Lender may (to the extent permitted by applicable law) purchase all or any part thereof free from any right of redemption by any Borrower which right is hereby waived and released. Borrower covenants and agrees not to, and not to permit or cause any of its Subsidiaries to, interfere with or impose any obstacle to Lender’s exercise of its rights and remedies with respect to the Collateral. Lender, in dealing with or disposing of the Collateral or any part thereof, shall not be required to give priority or preference to any item of Collateral or otherwise to marshal assets or to take possession or sell any Collateral with judicial process.
     9.2 Application of Proceeds
     In addition to any other rights, options and remedies Lender has under the Loan Documents, the UCC, at law or in equity, all dividends, interest, rents, issues, profits, fees, revenues, income and other proceeds collected or received from collecting, holding, managing, renting, selling, or otherwise disposing of all or any part of the Collateral or any proceeds thereof upon exercise of its remedies hereunder shall be applied in the following order of priority: (i) first, to the payment of all costs and expenses of such collection, storage, lease, holding, operation, management, sale, disposition or delivery and of conducting Borrower’s business and of maintenance, repairs, replacements, alterations, additions and improvements of or to the Collateral, and to the payment of all sums which Lender may be required or may elect to pay, if any, for taxes, assessments, insurance and other charges upon the Collateral or any part thereof, and all other payments that Lender may be required or authorized to make under any provision of this Agreement (including, without limitation, in each such case, in-house documentation and diligence fees and legal expenses, search, audit, recording, professional and filing fees and expenses and reasonable attorneys’ fees and all expenses, liabilities and advances made or incurred in connection therewith); (ii) second, to the payment of all Obligations as provided herein; (iii) third, to the satisfaction of Indebtedness secured by any subordinate security interest of record in the Collateral if written notification of demand therefor is received before distribution of the proceeds is completed, provided, that, if requested by Lender, the holder of a subordinate security interest shall furnish reasonable proof of its interest, and unless it does so, Lender need not address its claims; and (iv) fourth, to the payment of any surplus then remaining to Borrower, unless otherwise provided by law or directed by a court of competent jurisdiction, provided that Borrower shall be liable for any deficiency if such proceeds are insufficient to satisfy the Obligations or any of the other items referred to in this section.

     9.3 Rights of Lender to Appoint Receiver
     Without limiting and in addition to any other rights, options and remedies Lender has under the Loan Documents, the UCC, at law or in equity, upon the occurrence and continuation of an Event of Default, Lender shall have the right to apply for and have a receiver appointed by a court of competent jurisdiction in any action taken by Lender to enforce its rights and remedies in order to manage, protect and preserve the Collateral and continue the operation of the business of Borrower and to collect all revenues and profits thereof and apply the same to the payment of all expenses and other charges of such receivership including the compensation of the receiver and to the payments as aforesaid until a sale or other disposition of such Collateral shall be finally made and consummated.
     9.4 Rights of Lender to Certain Assets of Borrower
     Without limiting and in addition to any other rights, options and remedies Lender has under the Loan Documents, the UCC, at law or in equity, upon (i) the termination by Lender of its obligations to make Advances under Section 8.1, (ii) the declaration by Lender that all or any of the Notes, all interest thereon and all other Obligations are due and payable immediately (or, in the case of an Event of Default under Section 8.1(d), (g), (h) or (i)(iii), the automatic acceleration of the foregoing as provided in Section 8.1 above, and (iii) the failure of Lender to pay all Obligations so due and payable (or post cash collateral acceptable to Lender in an amount equal to 105% of the Obligations) within a ten (10) Business Days period commencing from the earlier of (A) Receipt by Borrower of written notice of such termination and acceleration of the Loans, and (B) the time at which any authorized officer of Borrower knew or became aware of such termination or acceleration, in each case without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower, Lender may in connection with a Borrower Sale (whether by public sale, private sale or other disposition), without notice or demand, instruct the Escrow Agent to immediately deliver to Lender (or any investment banker or other consultant retained by Lender to conduct a Borrower Sale and who has executed a business associate agreement substantially in the form of Exhibit D attached hereto) the Diabetes Customer List then in the possession of the Escrow Agent in order to permit Lender (or such investment banker or consultant) to perform due diligence for the Borrower Sale. In addition, if Lender has not previously obtained possession of the Diabetes Customer List from the Escrow Agent under this Section 9.4, Borrower acknowledges and agrees that Lender may assign its rights under the Escrow Agreement (including, without limitation, the right to obtain possession of the Diabetes Customer List) to a Person for the sole purpose of consummating any Borrower Sale. The rights of Lender under this Section 9.4 shall be in addition to, and without limitation upon, all rights of Lender to, and liens and security interests possessed by Lender in, any other customer lists and other books, records and other information concerning Borrower’s diabetes business then in the possession of Borrower or which may be in transit to the Escrow Agent. The ten (10) Business Day period set forth in this Section 9.4 is not a cure period and shall not restrict the right of Lender to exercise any of its other rights and remedies under this Agreement, the other Loan Documents or applicable law against Borrower, any Guarantor or any other Collateral during such period. For purposes of this Section 9.4, “Borrower Sale” shall mean the sale, transfer, merger or consolidation of all or a part of the assets of Borrower to or with another “covered entity” under HIPAA or an entity that following such sale, transfer, merger or consolidation will become a “covered entity” under HIPAA or due diligence with respect to such sale, transfer, merger or consolidation.

     9.5 Rights and Remedies not Exclusive
     Lender shall have the right in its sole discretion to determine which rights, Liens and/or remedies Lender may at any time pursue, relinquish, subordinate or modify, and such determination will not in any way modify or affect any of Lender’s rights, Liens or remedies under any Loan Document, applicable law or equity. The enumeration of any rights and remedies in any Loan Document is not intended to be exhaustive, and all rights and remedies of Lender described in any Loan Document are cumulative and are not alternative to or exclusive of any other rights or remedies which Lender otherwise may have. The partial or complete exercise of any right or remedy shall not preclude any other further exercise of such or any other right or remedy.
X. WAIVERS AND JUDICIAL PROCEEDINGS
     10.1 Waivers
     Except as expressly provided for herein, Borrower hereby waives setoff, counterclaim, demand, presentment, protest, all defenses with respect to any and all instruments and all notices and demands of any description, and the pleading of any statute of limitations as a defense to any demand under any Loan Document. Borrower hereby waives any and all defenses and counterclaims it may have or could interpose in any action or procedure brought by Lender to obtain an order of court recognizing the assignment of, or Lien of Lender in and to, any Collateral, whether or not payable by a Medicaid/Medicare Account Debtor. With respect to any action hereunder, Lender conclusively may rely upon, and shall incur no liability to Borrower in acting upon, any request or other communication that Lender reasonably believes to have been given or made by a person authorized on Borrower’s behalf, whether or not such person is listed on the incumbency certificate delivered pursuant to Section 4.1 hereof. In each such case, Borrower hereby waives the right to dispute Lender’s action based upon such request or other communication, absent manifest error.
     10.2 Delay; No Waiver of Defaults
     No course of action or dealing, renewal, release or extension of any provision of any Loan Document, or single or partial exercise of any such provision, or delay, failure or omission on Lender’s part in enforcing any such provision shall affect the liability of any Borrower or Guarantor or operate as a waiver of such provision or affect the liability of any Borrower or Guarantor or preclude any other or further exercise of such provision. No waiver by any party to any Loan Document of any one or more defaults by any other party in the performance of any of the provisions of any Loan Document shall operate or be construed as a waiver of any future default, whether of a like or different nature, and each such waiver shall be limited solely to the express terms and provisions of such waiver. Notwithstanding any other provision of any Loan Document, by executing this Agreement and/or by making Advances on or after the Closing Date, Lender does not waive any breach of any representation or warranty under any Loan Document, and all of Lender’s claims and rights resulting from any such breach or misrepresentation are specifically reserved.

     10.3 Jury Waiver
     EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION ARISING UNDER THE LOAN DOCUMENTS OR IN ANY WAY CONNECTED WITH OR INCIDENTAL TO THE DEALINGS OF THE PARTIES WITH RESPECT TO THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES TO THE WAIVER OF THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY.
     10.4 Cooperation in Discovery and Litigation
     In any litigation, arbitration or other dispute resolution proceeding relating to any Loan Document, Borrower waives any and all defenses, objections and counterclaims it may have or could interpose with respect to (i) any of its directors, officers, employees or agents being deemed to be employees or managing agents of Borrower for purposes of all applicable law or court rules regarding the production of witnesses by notice for testimony (whether in a deposition, at trial or otherwise), (ii) Lender’s counsel examining any such individuals as if under cross-examination and using any discovery deposition of any of them as if it were an evidence deposition, and/or (iii) using all commercially reasonable efforts to produce in any such dispute resolution proceeding, at the time and in the manner requested by Lender, all Persons, documents (whether in tangible, electronic or other form) and/or other things under its control and relating to the dispute.
XI. EFFECTIVE DATE AND TERMINATION
     11.1 Termination and Effective Date Thereof
     (a) Subject to Lender’s right to terminate and cease making Advances upon or after any Event of Default, this Agreement shall continue in full force and effect until the full performance and indefeasible payment in cash of all Obligations, unless terminated sooner as provided in this Section 11.1. Borrower may terminate this Agreement at any time upon not less than thirty (30) calendar days’ prior written notice to Lender and upon full performance and indefeasible payment in full in cash of all Obligations on or prior to such 30th calendar day after Receipt by Lender of such written notice; provided, that, if Lender has not otherwise exercised its option to extend the Term under Section 2.2, then Lender may exercise such option during such thirty (30) day period solely for purposes of the calculation of Yield Maintenance. All of the Obligations shall be immediately due and payable upon any such termination on the termination date stated in any notice of termination (the “Termination Date”); provided that, notwithstanding any other provision of any Loan Document, the Termination Date shall be effective no earlier than the first Business Day of the month following the expiration of the thirty (30) calendar days’ prior written notice period. Notwithstanding any other provision of any Loan Document, no termination of this Agreement shall affect Lender’s rights or any of the Obligations existing as of the effective date of such termination, and the provisions of the Loan Documents shall continue to be fully operative until the Obligations have been fully performed and indefeasibly paid in cash in full. The Liens granted to Lender under the Security Documents and the financing statements filed pursuant thereto and the rights and powers of Lender shall continue in full force and effect notwithstanding the fact that Borrower’s borrowings hereunder may from time to time be in a zero or credit position until all of the Obligations have been fully performed and indefeasibly paid in full in cash.

     (b) If (i) Borrower terminates the Revolving Facility under this Section 11.1, (ii) Borrower voluntarily or involuntarily repays the Obligations (other than reductions to zero of the outstanding balance of the Revolving Facility resulting from the ordinary course operation of the provisions of Section 2.4), whether by virtue of Lender’s exercising its right of set off or otherwise; or (iii) the Obligations are accelerated by Lender (each of the events described in (i), (ii) and (iii) above being hereinafter referred to as a “Revolver Termination"), then at the effective date of any such Revolver Termination, Borrower shall pay Lender (in addition to the then outstanding principal, accrued interest and other Obligations relating to the Revolving Facility pursuant to the terms of this Agreement and any other Loan Document), to compensate Lender for the loss of bargain and not as a penalty, an amount equal to Yield Maintenance.
     11.2 Survival
     All obligations, covenants, agreements, representations, warranties, waivers and indemnities made by Borrower in any Loan Document shall survive the execution and delivery of the Loan Documents, the Closing, the making of the Advances and any termination of this Agreement until all Obligations are fully performed and indefeasibly paid in full in cash. The obligations and provisions of Sections 3.5, 3.6, 6.13, 10.1, 10.3, 11.1, 11.2, 12.4, 12.7 and 12.10 shall survive termination of the Loan Documents and any payment, in full or in part, of the Obligations.
XII. MISCELLANEOUS
     12.1 Governing Law; Jurisdiction; Service of Process; Venue
     The Loan Documents shall be governed by and construed in accordance with the internal laws of the State of Maryland without giving effect to its choice of law provisions. Any judicial proceeding against Borrower with respect to the Obligations, any Loan Document or any related agreement may be brought in any federal or state court of competent jurisdiction located in the State of Maryland. By execution and delivery of each Loan Document to which it is a party, Borrower (i) accepts the non-exclusive jurisdiction of the aforesaid courts and irrevocably agrees to be bound by any judgment rendered thereby, (ii) waives personal service of process, (iii) agrees that service of process upon it may be made by certified or registered mail, return receipt requested, pursuant to Section 12.5 hereof, (iv) waives any objection to jurisdiction and venue of any action instituted hereunder and agrees not to assert any defense based on lack of jurisdiction, venue or convenience, and (v) agrees that this loan was made in Maryland, that Lender has accepted in Maryland Loan Documents executed by Borrower and has disbursed Advances under the Loan Documents in Maryland. Nothing shall affect the right of Lender to serve process in any manner permitted by law or shall limit the right of Lender to bring proceedings against Borrower in the courts of any other jurisdiction having jurisdiction. Any judicial proceedings against Lender involving, directly or indirectly, the Obligations, any Loan Document or any related agreement shall be brought only in a federal or state court located in the State of Maryland. All parties acknowledge that they participated in the negotiation and drafting of this Agreement and that, accordingly, no party shall move or petition a court construing this Agreement to construe it more stringently against one party than against any other.

     12.2 Successors and Assigns; Participations; New Lenders
     (a) THE LOAN DOCUMENTS SHALL INURE TO THE BENEFIT OF LENDER, TRANSFEREES AND ALL FUTURE HOLDERS OF ANY NOTE, THE OBLIGATIONS AND/OR ANY OF THE COLLATERAL, AND EACH OF THEIR RESPECTIVE SUCCESSORS AND ASSIGNS. EACH LOAN DOCUMENT SHALL BE BINDING UPON THE PERSONS’ OTHER THAN LENDER THAT ARE PARTIES THERETO AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS, AND NO SUCH PERSON MAY ASSIGN, DELEGATE OR TRANSFER ANY LOAN DOCUMENT OR ANY OF ITS RIGHTS OR OBLIGATIONS THEREUNDER WITHOUT THE PRIOR WRITTEN CONSENT OF LENDER. NO RIGHTS ARE INTENDED TO BE CREATED UNDER ANY LOAN DOCUMENT FOR THE BENEFIT OF ANY THIRD PARTY DONEE, CREDITOR OR INCIDENTAL BENEFICIARY OF ANY BORROWER OR GUARANTOR. NOTHING CONTAINED IN ANY LOAN DOCUMENT SHALL BE CONSTRUED AS A DELEGATION TO LENDER OF ANY OTHER PERSON’S DUTY OF PERFORMANCE. BORROWER ACKNOWLEDGES AND AGREES THAT LENDER AT ANY TIME AND FROM TIME TO TIME MAY (I) DIVIDE AND RESTATE ANY NOTE, AND/OR (II) SELL, ASSIGN OR GRANT PARTICIPATING INTERESTS IN OR TRANSFER ALL OR ANY PART OF ITS RIGHTS OR OBLIGATIONS UNDER ANY LOAN DOCUMENT, NOTE, THE OBLIGATIONS AND/OR THE COLLATERAL TO OTHER PERSONS (EACH SUCH TRANSFEREE, ASSIGNEE OR PURCHASER, A “TRANSFEREE”). EACH TRANSFEREE SHALL HAVE ALL OF THE RIGHTS AND BENEFITS WITH RESPECT TO THE OBLIGATIONS, NOTES, COLLATERAL AND/OR LOAN DOCUMENTS HELD BY IT AS FULLY AS IF THE ORIGINAL HOLDER THEREOF, AND EITHER LENDER OR ANY TRANSFEREE MAY BE DESIGNATED AS THE SOLE AGENT TO MANAGE THE TRANSACTIONS AND OBLIGATIONS CONTEMPLATED THEREIN; PROVIDED THAT, NOTWITHSTANDING ANYTHING TO THE CONTRARY IN ANY LOAN DOCUMENT, BORROWER SHALL NOT BE OBLIGATED TO PAY UNDER THIS AGREEMENT TO ANY TRANSFEREE ANY SUM IN EXCESS OF THE SUM WHICH BORROWER WOULD HAVE BEEN OBLIGATED TO PAY TO LENDER HAD SUCH PARTICIPATION NOT BEEN EFFECTED. NOTWITHSTANDING ANY OTHER PROVISION OF ANY LOAN DOCUMENT, LENDER MAY DISCLOSE TO ANY TRANSFEREE ALL INFORMATION, REPORTS, FINANCIAL STATEMENTS, CERTIFICATES AND DOCUMENTS OBTAINED UNDER ANY PROVISION OF ANY LOAN DOCUMENT.
     (b) Lender may assign or pledge all or any portion of the Loans or Notes held by it to any Federal Reserve Bank or the United States Treasury as collateral security to secure obligations of Lender, including without limitation, any assignment or pledge pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Reserve Bank, provided, that any payment in respect of such assigned Loans or Notes made by Borrower to or for the account of the assigning or pledging Lender in accordance with the terms of this Agreement shall satisfy Borrowers’ obligations hereunder in respect to such assigned Loans or Notes to the extent of such payment. No such assignment shall release the assigning Lender from its obligations hereunder.
     12.3 Application of Payments
     To the extent that any payment made or received with respect to the Obligations is subsequently invalidated, determined to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other Person under any Debtor Relief Law, common law or equitable cause or any other law, then the Obligations intended to be satisfied by such payment shall be revived and shall continue as if such payment had not been received by Lender. Any payments with respect to the Obligations received shall be credited and applied in such manner and order as Lender shall decide in its sole discretion.

     12.4 Indemnity
     Each Borrower jointly and severally shall indemnify Lender, its Affiliates and its and their respective managers, members, officers, employees, Affiliates, agents, representatives, successors, assigns, accountants and attorneys (collectively, the “Indemnified Persons”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, reasonable fees and disbursements of counsel and in-house documentation and diligence fees and legal expenses) which may be imposed on, incurred by or asserted against any Indemnified Person with respect to or arising out of, or in any litigation, proceeding or investigation instituted or conducted by any Person with respect to any aspect of, or any transaction contemplated by or referred to in, or any matter related to, any Loan Document or any agreement, document or transaction contemplated thereby, whether or not such Indemnified Person is a party thereto, except to the extent that any of the foregoing arises out of the gross negligence or willful misconduct of such Indemnified Person. If any Indemnified Person uses in-house counsel for any purpose for which any Borrower is responsible to pay or indemnify, each Borrower expressly agrees that its indemnification obligations include reasonable charges for such work commensurate with the fees that would otherwise be charged by outside legal counsel selected by such Indemnified Person in its sole discretion for the work performed. Lender agrees to give Borrower reasonable notice of any event of which Lender becomes aware for which indemnification may be required under this Section 12.4, and Lender may elect (but is not obligated) to direct the defense thereof, provided that the selection of counsel shall be subject to Borrower’s consent, which consent shall not be unreasonably withheld or delayed. Any Indemnified Person may, in its reasonable discretion, take such actions as it deems necessary and appropriate to investigate, defend or settle any event or take other remedial or corrective actions with respect thereto as may be necessary for the protection of such Indemnified Person or the Collateral. Notwithstanding the foregoing, if any insurer agrees to undertake the defense of an event (an “Insured Event”), Lender agrees not to exercise its right to select counsel to defend the event if that would cause any Borrower’s insurer to deny coverage; provided, however, that Lender reserves the right to retain counsel to represent any Indemnified Person with respect to an Insured Event at its sole cost and expense. To the extent that Lender obtains recovery from a third party other than an Indemnified Person of any of the amounts that any Borrower has paid to Lender pursuant to the indemnity set forth in this Section 12.4, then Lender shall promptly pay to such Borrower the amount of such recovery.
     12.5 Notice
     Any notice or request under any Loan Document shall be given to any party to this Agreement at such party’s address set forth beneath its signature on the signature page to this Agreement, or at such other address as such party may hereafter specify in a notice given in the manner required under this Section 12.5. Any notice or request hereunder shall be given only by, and shall be deemed to have been received upon (each, a “Receipt”): (i) registered or certified mail, return receipt requested, on the date on which received as indicated in such return receipt, (ii) delivery by a nationally recognized overnight courier, one (1) Business Day after deposit with such courier, or (iii) facsimile transmission, in each case upon telephone or further electronic communication from the recipient acknowledging receipt (whether automatic or manual from recipient), as applicable. In the case of Borrower, any notice or request under this Section 12.5 shall be effective upon the Receipt thereof by any one of the Persons designated to receive notices or requests on the signature page to this Agreement.

     12.6 Severability; Captions; Counterparts; Facsimile Signatures
     If any provision of any Loan Document is adjudicated to be invalid under applicable laws or regulations, such provision shall be inapplicable to the extent of such invalidity without affecting the validity or enforceability of the remainder of the Loan Documents which shall be given effect so far as possible. The captions in the Loan Documents are intended for convenience and reference only and shall not affect the meaning or interpretation of the Loan Documents. The Loan Documents may be executed in one or more counterparts (which taken together, as applicable, shall constitute one and the same instrument) and by facsimile transmission, which facsimile signatures shall be considered original executed counterparts. Each party to this Agreement agrees that it will be bound by its own facsimile signature and that it accepts the facsimile signature of each other party.
     12.7 Expenses
     Borrower shall pay, whether or not the Closing occurs, all reasonable costs and expenses incurred by Lender and/or its Affiliates, including, without limitation, documentation and diligence fees and expenses, all search, audit, appraisal, recording, professional and filing fees and expenses and all other reasonable out-of-pocket charges and expenses (including, without limitation, UCC and judgment and tax lien searches and UCC filings and fees for post-Closing UCC and judgment and tax lien searches and wire transfer fees and audit expenses), and reasonable attorneys’ fees and expenses, (i) in any effort to enforce, protect or collect payment of any Obligation or to enforce any Loan Document or any related agreement, document or instrument, (ii) in connection with entering into, negotiating, preparing, reviewing and executing the Loan Documents and/or any related agreements, documents or instruments, (iii) arising in any way out of administration of the Obligations, (iv) in connection with instituting, maintaining, preserving, enforcing and/or foreclosing on Lender’s Liens in any of the Collateral or securities pledged under the Loan Documents, whether through judicial proceedings or otherwise, (v) in defending or prosecuting any actions, claims or proceedings arising out of or relating to Lender’s transactions with Borrower, (vi) in seeking, obtaining or receiving any advice with respect to its rights and obligations under any Loan Document and any related agreement, document or instrument, (vii) in connection with any modification, restatement, supplement, amendment, waiver or extension of any Loan Document and/or any related agreement, document or instrument and (viii) any of the foregoing items (i) through (vii) which were incurred pursuant to, and remain unpaid under, the Second Restated Agreement. All of the foregoing shall be charged to Borrower’s account and shall be part of the Obligations. If Lender or any of its Affiliates uses in-house counsel for any purpose under any Loan Document for which Borrower is responsible to pay or indemnify, Borrower expressly agrees that its Obligations include the allocable costs of such in-house counsel. Without limiting the foregoing, Borrower shall pay all taxes (other than taxes based upon or measured by Lender’s income or revenues or any personal property tax), if any, in connection with the issuance of any Note and the filing and/or recording of any documents and/or financing statements.
     12.8 Entire Agreement
     This Agreement and the other Loan Documents to which Borrower is a party constitute the entire agreement between Borrower and Lender with respect to the subject matter hereof and thereof, and supersede all prior agreements and understandings, if any, relating to the subject matter hereof or thereof. Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing signed by Borrower and Lender. No provision of this Agreement may be changed, modified, amended, restated, waived, supplemented, discharged, canceled or terminated orally or by any course of dealing or in any other manner other than by an agreement in writing signed by Lender and Borrower. Each party hereto acknowledges that it has been advised by counsel in connection with the negotiation and execution of this Agreement and is not relying upon oral representations or statements inconsistent with the terms and provisions hereof.

     12.9 Lender Approvals
     Unless expressly provided herein to the contrary, any approval, consent, waiver or satisfaction of Lender with respect to any matter that is subject of any Loan Document may be granted or withheld by Lender in its sole and absolute discretion.
     12.10 Confidentiality and Publicity
     (a) Borrower agrees, and agrees to cause each of its Affiliates, (i) not to transmit or disclose provisions of any Loan Document to any Person (other than to Borrower’s advisors and officers on a need-to-know basis or as otherwise may be required by law, regulation or judicial process) without Lender’s prior written consent, (ii) to inform all Persons of the confidential nature of the Loan Documents and to direct them not to disclose the same to any other Person and to require each of them to be bound by these provisions. Borrower agrees to submit to Lender and Lender reserves the right to review and approve all materials that Borrower or any of their Affiliates prepares that contain Lender’s name or describe or refer to any Loan Document, any of the terms thereof or any of the transactions contemplated thereby. Borrower further agrees that except as required by law, regulation or judicial process, including, without limitation, the filing of this Agreement with the United States Securities and Exchange Commission, Borrower shall not use Lender’s name, logo or other indicia germane to Lender without the prior consent of Lender, which consent shall not be unreasonably withheld. Nothing contained in any Loan Document is intended to permit or authorize Borrower or any of their Affiliates to contract on behalf of Lender.
     (b) Borrower hereby agrees that Lender or any Affiliate of Lender may (i) disclose a general description of transactions arising under the Loan Documents for advertising, marketing or other similar purposes, (ii) use Borrower’s or any Guarantor’s name, logo or other indicia germane to such party in connection with such advertising, marketing or other similar purposes and (iii) disclose any and all information concerning the Loan Documents, as well as any information regarding Credit Party and its operations, received by Lender in connection with the Loan Documents to its lenders or funding or financing sources.
     12.11 Release of Lender
     Notwithstanding any other provision of any Loan Document, Borrower voluntarily, knowingly, unconditionally and irrevocably, with specific and express intent, for and on behalf of itself, its managers, members, directors, officers, employees, stockholders, Affiliates, agents, representatives, accountants, attorneys, successors and assigns and their respective Affiliates (collectively, the “Releasing Parties”), hereby fully and completely releases and forever discharges the Indemnified Parties and any other Person or insurer which may be responsible or liable for the acts or omissions of any of the Indemnified Parties, or who may be liable for the injury or damage resulting therefrom (collectively, with the Indemnified Parties, the “Released Parties”), of and from any and all actions, causes of action, damages, claims, obligations, liabilities, costs, expenses and demands of any kind whatsoever, at law or in equity, matured or unmatured, vested or contingent, that any of the Releasing Parties has against any of the Released Parties as of the Closing Date. Borrower acknowledges that the foregoing release is a material inducement to Lender’s decision to extend to Borrower the financial accommodations hereunder and has been relied upon by Lender in agreeing to make the Advances.

     12.12 Agent
     Lender and its successors and assigns hereby (i) designate and appoint CapitalSource Finance LLC, a Delaware limited liability company, and its successors and assigns (“CapitalSource”), to act as agent for Lender and its successors and assigns under this Agreement and all other Loan Documents, (ii) irrevocably authorize CapitalSource to take all actions on its behalf under the provision of this Loan Agreement and all other Loan Documents, and (iii) to exercise all such powers and rights, and to perform all such duties and obligations hereunder and thereunder. CapitalSource, on behalf of Lender, shall hold all Collateral, payments of principal and interest, fees, charges and collections received pursuant to this Agreement and all other Loan Documents. Borrower acknowledges that Lender and its successors and assigns transfer and assign to CapitalSource the right to act as Lender’s agent to enforce all rights and perform all obligations of Lender contained herein and in all of the other Loan Documents. Borrower shall within ten (10) Business Days after Lender’s reasonable request, take such further actions, obtain such consents and approvals and duly execute and deliver such further agreements, amendments, assignments, instructions or documents as Lender may request to evidence the appointment and designation of CapitalSource as agent for Lender and other financial institutions from time to time party hereto and to the other Loan Documents.
     12.13 Concerning Joint and Several Liability of the Borrowers
          (a) Each Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by Lender under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of each other Borrower to accept joint and several liability for the Obligations.
          (b) Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including, without limitation, any Obligations arising under this Section 12.13), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them.
          (c) If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event any other Borrower will make such payment with respect to, or perform, such Obligation.
          (d) The Obligations of Borrower under the provisions of this Section 12.13 constitute the full recourse Obligations of Borrower enforceable against each Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or the other Loan Documents or any other circumstance whatsoever as to any other Borrower.

          (e) Except as otherwise expressly provided herein, each Borrower hereby waives promptness, diligence, presentment, demand, protest, notice of acceptance of its joint and several liability, notice of any and all Advances under the Revolving Facility, notice of occurrence of any Default or Event of Default (except to the extent notice is expressly required to be given pursuant to the terms of this Agreement or any of the other Loan Documents), or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by Lender or under or in respect of any of the Obligations hereunder, any requirement of diligence and, generally, all demands, notices and other formalities of every kind in connection with this Agreement and the other Loan Documents. Each Borrower hereby waives all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshaling of assets of the Borrowers and any other entity or Person primarily or secondarily liable with respect to any of the Obligations, and all suretyship defenses generally. Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment, or place or manner for payment, compromise, refinancing, consolidation or renewals of any of the Obligations hereunder, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Lender at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement and the other Loan Documents, any and all other indulgences whatsoever by Lender in respect of any of the Obligations hereunder, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of such Obligations or the addition, substitution or release, in whole or in part, of any Borrower or any other entity or Person primarily or secondarily liable for any Obligation. Such Borrower further agrees that its Obligations shall not be released or discharged, in whole or in part, or otherwise affected by the adequacy of any rights which Lender may have against any collateral security or other means of obtaining repayment of any of the Obligations, the impairment of any collateral security securing the Obligations, including, without limitation, the failure to protect or preserve any rights which Lender may have in such collateral security or the substitution, exchange, surrender, release, loss or destruction of any such collateral security, any other act or omission which might in any manner or to any extent vary the risk of such Borrower, or otherwise operate as a release or discharge of such Borrower, all of which may be done without notice to such Borrower; provided, however, that the foregoing shall in no way be deemed to create commercially unreasonable standards as to Lender’s duties as secured party under the Loan Documents (as such rights and duties are set forth therein). If for any reason any Borrower has no legal existence or is under no legal obligation to discharge any of the Obligations, or if any of the Obligations have become irrecoverable from any Borrower by reason of any other Borrower’s insolvency, bankruptcy or reorganization or by other operation of law or for any reason, this Agreement and the other Loan Documents to which it is a party shall nevertheless be binding on such Borrower to the same extent as if such Borrower at all times had been the sole obligor on such Obligations. Without limiting the generality of the foregoing, each Borrower (if more than one) assents to any other action or delay in acting or failure to act on the part of Lender, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder which might, but for the provisions of this Section 12.13, afford grounds for terminating, discharging or relieving such Borrower, in whole or in part, from any of its obligations under this Section 12.13, it being the intention of Borrowers that, so long as any of the Obligations hereunder remain unsatisfied, the obligations of such Borrower under this Section 12.13 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Borrower under this Section 12.13 shall not be diminished or rendered unenforceable by any winding up, reorganization, amalgamation, arrangement, liquidation, reconstruction or similar proceeding with respect to any reconstruction or similar proceeding with respect to any other Borrower or Lender. The joint and several liability of each Borrower hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, ownership, membership, constitution or place of formation of any Borrower or Lender. Each Borrower acknowledges and confirms that it has established its own adequate means of obtaining from each other Borrower on a continuing basis all information desired by such Borrower concerning the financial condition of each other Borrower and that each such Borrower will look to each other Borrower and not to Lender for such Borrower to keep adequately informed of changes in each of the other Borrower’s respective financial conditions.

          (f) Each Borrower acknowledges that all or any portion of the Obligations may now or hereafter be secured by a Lien or Liens upon real property evidenced by certain documents including deeds of trust and assignments of rents. Lender may, pursuant to the terms of said real property security documents and applicable law, foreclose under all or any portion of one or more of said Liens by means of judicial or nonjudicial sale or sales. Each Borrower agrees that Lender may exercise whatever rights and remedies it may have with respect to said real property security, all without affecting the liability of such Borrower hereunder, except to the extent Lender realizes payment by such action or proceeding. No election to proceed in one form of action or against any party, or on any obligation shall constitute a waiver of Lender’s right to proceed in any other form of action or against such Borrower or any other Borrower or other Person, or diminish the liability of such Borrower, or affect the right of Lender to proceed against such Borrower for any deficiency, except to the extent Lender realizes payment by such action, notwithstanding the effect of such action upon such Borrower’s rights of subrogation, reimbursement or indemnity, if any, against any other Borrower or any other Person.
          (g) The provisions of this Section 12.13 are made for the benefit of Lender and their respective permitted successors and assigns, and may be enforced by it or them from time to time against any or all of the Borrowers as often as occasion therefore may arise and without requirement on the part of Lender or such successor or assign first to marshal any of its or their claims or to exercise any of its or their rights against any of the other Borrowers or to exhaust any remedies available to it or them against any of the other Borrowers or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 12.13 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by Lender upon the insolvency, bankruptcy or reorganization of any of the Borrowers, or otherwise, the provisions of this Section 12.13 will forthwith be reinstated in effect, as though such payment had not been made.
          (h) Each Borrower hereby agrees that it will not enforce any of its rights of reimbursement, contribution, subrogation or the like against the other Borrowers with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to Lender with respect to any of the Obligations or any collateral security therefore until such time as all of the Obligations have been Paid in Full. Any claim which any Borrower may have against any other Borrower with respect to any payments to Lender hereunder or under any other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.
          (i) Each Borrower hereby agrees that the payment of any amounts due with respect to the indebtedness owing by any Borrower to any Borrower is hereby subordinated to the prior payment in full in cash of the Obligations. Each Borrower hereby agrees that after the occurrence and during the continuance of any Default or Event of Default, such Borrower will not demand, sue for or otherwise attempt to collect any indebtedness of any other Borrower owing to such Borrower until the Obligations shall have been paid in full in cash. If, notwithstanding the foregoing sentence, such Borrower shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such Borrower as trustee for Lender and be paid over to Lender to be applied to repay the Obligations.

     12.14 Agreement Controls
     In the event of any inconsistency between this Agreement and any of the other Loan Documents, the terms of this Agreement shall control.
     12.15 Amendment and Restatement
     On the Closing Date, the Third Restated Credit Agreement shall be amended and restated in its entirety by this Agreement and (i) all references to the Third Restated Credit Agreement in any Loan Document other than this Agreement (including in any amendment, waiver or consent) shall be deemed to refer to the Third Restated Credit Agreement as amended and restated hereby, (ii) all references to any section (or subsection) of the Third Restated Credit Agreement in any Loan Document (but not herein) shall be amended to be, mutatis mutandis, references to the corresponding provisions of this Agreement and (iii) except as the context otherwise provides, all references to this Agreement herein (including for purposes of indemnification and reimbursement of fees) shall be deemed to be reference to the Third Restated Credit Agreement as amended and restated hereby. This Agreement is not intended to constitute, and does not constitute, a novation of the obligations and liabilities under the Third Restated Credit Agreement (including the Term Loan and the Existing Advances it being agreed that the Term Loan and the Existing Advances are being continued under this Agreement) or to evidence payment of all or any portion of such obligations and liabilities.
     On and after the Closing Date, (i) the Third Restated Credit Agreement shall be of no further force and effect except as amended and restated hereby and except to evidence (1) the incurrence by any Credit Party of the “Obligations” under and as defined therein (whether or not such “Obligations” are contingent as of the Closing Date), (2) the representations and warranties made by any Credit Party prior to the Closing Date, and (3) any action or omission performed or required to be performed pursuant to such Third Restated Credit Agreement prior to the Closing Date (including any failure, prior to the Closing Date, to comply with the covenants contained in such Third Restated Credit Agreement), and (ii) the terms and conditions of this Agreement and Lenders’ rights and remedies under the Loan Documents, shall apply to all Obligations incurred under the Third Restated Credit Agreement.
     Except as expressly provided in any Loan Documents, this Agreement (x) shall not cure any breach of the Third Restated Credit Agreement or any “Default” or “Event of Default” thereunder existing prior to the date hereof and (y) is limited as written and is not a consent to any other modification of any term or condition of any Loan Document, each of which shall remain in full force and effect.
     Each of the Credit Parties reaffirms the Liens granted pursuant to the Loan Documents (as applicable) to Lender, which Liens shall continue in full force and effect during the term of this Agreement and any renewals or extensions hereof and shall continue to secure the Obligations.
     12.16 Patriot Act
     Lender hereby notifies Borrower that pursuant to the requirements of the Patriot Act, it may be required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Lender to identify Borrower in accordance with the Patriot Act.

     12.17 Administrative Borrower
     Each Credit Party hereby irrevocably appoints NationsHealth (“Administrative Borrower”) as its agent to act as specified in the Loan Documents and Administrative Borrower hereby accepts such appointment. Each Credit Party hereby irrevocably authorizes and directs Administrative Borrower to take on its behalf all actions required of such Person under the Loan Documents, and to exercise all powers and to perform all duties of such Person thereunder, including, without limitation: (i) to submit and receive all certificates, notices, elections and communications and (ii) to receive and disburse the proceeds of Loans. Any of the foregoing taken or received by Administrative Borrower on behalf of any Credit Party shall be deemed for all purposes to have been taken or received by such Credit Party and shall be binding on such Person to the same extent as if directly taken or received by such Credit Party. Notwithstanding anything to the contrary contained herein, Lender may at any time elect to disburse the proceeds of Loans directly to the accounts of any Borrower.
[INTENTIONALLY LEFT BLANK — SIGNATURE PAGE FOLLOWS]

[Signature Page to Fourth Amended and Restated Revolving Credit,
Term Loan and Security Agreement]
     IN WITNESS WHEREOF, each of the parties has duly executed this Fourth Amended and Restated Revolving Credit, Term Loan and Security Agreement as of the date first written above.

UNITED STATES PHARMACEUTICAL GROUP, L.L.C. d/b/a NATIONSHEALTH
By:	/s/ Glenn Parker
	Name:	Glenn Parker
Its CEO:

NATIONSHEALTH HOLDINGS, L.L.C.
By:	/s/ Glenn Parker
	Name:	Glenn Parker
Its: CEO

NATIONSHEALTH, INC.
By:	/s/ Glenn Parker
	Name:	Glenn Parker
Its: CEO

DIABETES CARE & EDUCATION, INC.
By:	/s/ Glenn Parker
	Name:	Glenn Parker
Its: CEO

NATIONAL PHARMACEUTICALS AND MEDICAL PRODUCTS (USA), LLC
By:	/s/ Glenn Parker
	Name:	Glenn Parker
Its: CEO

Address for Notices: 13630 N.W. 8th Street Suite 210 Sunrise, FL 33325 Attention: Tim Fairbanks Telephone: (954) 903-5018 FAX: (954) 903-5005

[Signature Page to Fourth Amended and Restated Revolving Credit,
Term Loan and Security Agreement]

With a copy to: 13630 N.W. 8th Street Suite 210 Sunrise, FL 33325 Attention: Joshua Weingard, Esq. Telephone: (954) 903-5840 FAX: (954) 846-8063

CAPITALSOURCE FINANCE LLC AS AGENT
By:	/s/ Natasha R. Luddington
	Name:	Natasha R. Luddington
Its: Authorized Signatory

Address for Notices:
CapitalSource Finance LLC
4445 Willard Avenue, 12th Floor
Chevy Chase, MD 20815
Attention: Healthcare Finance Group, Portfolio Manager
Telephone: (301) 841-2700
FAX: (301) 841-2340